Exhibit 10.1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

In re:	:	Jointly Administered
	:	Case No. 10-11780 (PJW)
Specialty Products Holding Corp., et al.,	:
	:	Chapter 11
Debtors.	:
:
:
:
Bondex International, Inc.	:	Case No. 10-11779 (PJW)
Specialty Products Holding Corp.	:	Case No. 10-11780 (PJW)
NMBFiL, Inc.	:	Case No. 14-11942 (PJW)
Republic Powdered Metals, Inc.	:	Case No. 14-12028 (PJW)
:
	:	JOINT PLAN OF REORGANIZATION OF
	:	SPECIALTY PRODUCTS HOLDING CORP.,
	:	BONDEX INTERNATIONAL, INC.,
	:	REPUBLIC POWDERED METALS, INC. AND
	:	NMBFiL, INC.

DANIEL J. DEFRANCESCHI (DE 2732)
PAUL N. HEATH (DE 3704)
ZACHARY I. SHAPIRO (DE 5103)
RICHARDS, LAYTON & FINGER
One Rodney Square
920 North King Street, P.A.
Wilmington, Delaware 19801
Telephone: (302) 651-7700

- and -

GREGORY M. GORDON (TX 08435300)
DAN B. PRIETO (TX 24048744)
JONES DAY
2727 N. Harwood Street
Dallas, Texas 75201
Telephone: (214) 220-3939

December 9, 2014		ATTORNEYS FOR DEBTORS

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

TABLE OF EXHIBITS1

Exhibit I.A.11	Asbestos Personal Injury Trust Agreement

Exhibit I.A.66	NMBFiL Asbestos Personal Injury Trust Distribution Procedures

Exhibit I.A.72	Form of NMBFiL Payment Note

Exhibit I.A.74	List of NMBFiL Protected Affiliates

Exhibit I.A.75.i	Nonexclusive Schedule of NMBFiL’s Insurers

Exhibit I.A.102	SPHC Asbestos Personal Injury Trust Distribution Procedures

Exhibit I.A.108	Form of SPHC Payment Note

Exhibit I.A.110	List of SPHC Protected Affiliates

Exhibit I.A.114	List of SPHC Released Parties

Section IV.B	Description of Certain Restructuring Transactions

Exhibit IV.G	Trustees of Asbestos Personal Injury Trust

Exhibit V.C	Schedule of Executory Contracts and Unexpired Leases to Be Rejected

[1]	To the extent not attached to and Filed with the Plan, Plan Exhibits shall be Filed and made available for review on the web site of Logan & Company, Inc. (“Logan”), the Debtors’ claims and noticing agent, at www.loganandco.com no later than 10 days before the deadline to object to confirmation of the Plan. The Debtors also will serve such Exhibits on their then current Bankruptcy Rule 2002 service list no later than 10 days before the deadline to object to confirmation of the Plan. The Debtors reserve the right to modify, amend, supplement, restate or withdraw any of the Exhibits after they are Filed. The Debtors shall File and shall make available on Logan’s web site all modified, amended, supplemented or restated Exhibits as promptly as possible.

INTRODUCTION

Specialty Products Holding Corp., Bondex International, Inc., Republic Powdered Metals, Inc. and NMBFiL, Inc. propose the following joint plan of reorganization for the resolution of the outstanding claims and demands against and equity interests in the Debtors. The Debtors are proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code, and the Plan is supported by all the principal stakeholders, or representatives of such stakeholders, in the chapter 11 cases: the Debtors, the Debtors’ ultimate parent company, RPM International Inc., the Official Committee of Asbestos Personal Injury Claimants and the Future Claimants’ Representative. Reference is made to the Debtors’ disclosure statement, filed contemporaneously with the Plan, for a discussion of the history, businesses, results of operations, historical financial information, projections and properties of the Debtors, and for a summary and analysis of the Plan. There also are other agreements and documents, which are or will be filed with the bankruptcy court, that are referenced in the Plan or the Debtors’ disclosure statement and that will be available for review.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION

AND COMPUTATION OF TIME

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1. “Administrative Claim” means a Claim for costs and expenses of administration allowed under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the respective Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for leased equipment and premises), including Claims under the DIP Credit Agreement; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a), 331 or 503 of the Bankruptcy Code, including Fee Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930.

2. “Administrative Trade Claim” means an Administrative Claim arising from or with respect to the sale of goods or rendition of services on or after the Petition Date in the ordinary course of the applicable Debtor’s business, including Administrative Claims of employees for ordinary course wages, expense reimbursement and health and welfare benefits.

3. “Affiliate” means an “affiliate,” as defined in section 101(2)(B) of the Bankruptcy Code, of the Debtors.

4. “Allowed Claim” means:

a. a Claim (other than an Asbestos Personal Injury Claim) that (i) has been listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated and (ii) is not a Disputed Claim;

b. a Timely Claim (other than an Asbestos Personal Injury Claim) that is not a Disputed Claim;

c. a Timely Claim (other than an Asbestos Personal Injury Claim) that is liquidated and allowed: (i) in any Stipulation of Amount and Nature of Claim executed by the Debtors or Reorganized Debtors and Claim holder; (ii) in any contract, instrument or other agreement entered into in connection with the Plan and, if prior to the Effective Date, approved by the Bankruptcy Court; (iii) in a Final Order; or (iv) pursuant to the terms of the Plan; or

d. a Claim (other than an Asbestos Personal Injury Claim) listed by a particular Debtor on its Schedules as other than disputed, contingent or unliquidated or a Timely Claim that the Debtors or Reorganized Debtors determine prior to the Claims Objection Bar Date (i) will not be subject to an objection or to an amendment to the Schedules and (ii) will be satisfied in accordance with the terms of the Plan on or after the Effective Date.

5. “Allowed … Claim” means an Allowed Claim in the particular Class or category specified.

6. “Asbestos Permanent Channeling Injunctions” means the SPHC Asbestos Permanent Channeling Injunction and the NMBFiL Asbestos Permanent Channeling Injunction.

7. “Asbestos Personal Injury Claim” means any SPHC Asbestos Personal Injury Claim or any NMBFiL Asbestos Personal Injury Claim.

8. “Asbestos Personal Injury Committee” means the Official Committee of Asbestos Personal Injury Claimants appointed by the U.S. Trustee in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code and any duly appointed successors, as the same may be reconstituted from time to time. The members as of the date of the Plan are: Myron Butler, c/o James L. Ferraro, Esq., The Ferraro Law Firm, P.A.; Deborah Papaneri as representative for the Estate of Charles Papaneri, c/o Robert E. Paul, Esq., Paul Reicht & Myers, P.C.; James L. Mongelluzzo, c/o Bruce E. Mattock, Esq., Goldberg, Persky & White, P.C.; Roy and Wanda Leggett, c/o Jeffrey Simon, Esq., Simon Greenstone Panatier Bartlett, PC; Antonietta DiMeglio, c/o Ethan Early, Esq., The Early Law Firm, LLC; Lloyd H. Lohr, c/o Constantine Paul Venizelos, Esq., Kelly & Ferraro LLP; David A. Kalil, c/o Peter A. Kraus, Waters & Kraus, LLP; Victor Dillbeck, c/o John Barry Julian, Esq., Gori Julian & Assoc., P.C.; Charles A. Wilson, c/o Perry J. Browder, Esq., Simmons Hanly Conroy LLC; Zdenek Machalka, c/o John D. Cooney, Esq., Cooney & Conway; David Eggers as representative for the Estate of Jane Young c/o Brian T. Fitzpatrick, Esq., Belluck & Fox, LLP. The committee is chaired by Mr. Machalka.

9. “Asbestos Personal Injury Indirect Claim” means any SPHC Asbestos Personal Injury Indirect Claim or any NMBFiL Asbestos Personal Injury Indirect Claim.

10. “Asbestos Personal Injury Trust” means the trust that is to be established pursuant to section 524(g) of the Bankruptcy Code and in accordance with the Plan, the Confirmation Order and the Asbestos Personal Injury Trust Agreement, which trust will (a) contain separate accounts funded for the resolution of SPHC Asbestos Personal Injury Claims and NMBFiL Asbestos Personal Injury Claims and pay Asbestos Personal Injury Trust Expenses and (b) satisfy the requirements of section 524(g) of the Bankruptcy Code and section 468B of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

11. “Asbestos Personal Injury Trust Agreement” means that certain Asbestos Personal Injury Trust Agreement, executed by the Debtors and the Asbestos Personal Injury Trustees, substantially in the form of Exhibit I.A.11.

12. “Asbestos Personal Injury Trust Expenses” means any of the liabilities, costs, or expenses incurred by the Asbestos Personal Injury Trust (excluding liabilities to holders of Asbestos Personal Injury Claims) in carrying out the terms of the Asbestos Personal Injury Trust Documents, which expenses, along with any post-Effective Date costs of administration, will be paid before any amounts owed to holders of Asbestos Personal Injury Claims.

13. “Asbestos Personal Injury Trust Distribution Procedures” means the SPHC Asbestos Personal Injury Trust Distribution Procedures and the NMBFiL Asbestos Personal Injury Trust Distribution Procedures.

14. “Asbestos Personal Injury Trust Documents” means, collectively: (a) the Asbestos Personal Injury Trust Agreement; (b) the Asbestos Personal Injury Trust Distribution Procedures; and (c) the other agreements, instruments and documents governing the establishment and administration of the Asbestos Personal Injury Trust, as the same may be amended or modified from time to time, in accordance with the terms thereof.

15. “Asbestos Personal Injury Trustees” means, collectively, the persons appointed to serve as trustees of the Asbestos Personal Injury Trust to administer Asbestos Personal Injury Claims pursuant to the terms of the Asbestos Personal Injury Trust Agreement, or as subsequently may be appointed pursuant to the terms of the Asbestos Personal Injury Trust Agreement.

16. “Bankruptcy Code” means title 11 of the United States Code, as in effect on the Petition Date or thereafter amended with retroactive applicability to the Reorganization Cases.

17. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Reorganization Cases.

18. “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended with retroactive applicability to the Reorganization Cases.

19. “Bar Date” means the applicable bar date by which a proof of Claim or a request for payment of Administrative Claim must be or must have been Filed, as established by an order of the Bankruptcy Court, including the Confirmation Order.

20. “Bondex” means Debtor Bondex International, Inc., a Delaware corporation.

21. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), the day after Thanksgiving and any date on which the Bankruptcy Court is closed by law or order.

22. “By-Laws” means, with respect to a Reorganized Debtor, the by-laws, regulations or other comparable document of such Reorganized Debtor, to be amended and restated in accordance with Section IV.D.1.

23. “Certificate of Incorporation” means, with respect to any Reorganized Debtor, the articles or certificate of incorporation or other comparable document of such Reorganized Debtor, to be amended and restated in accordance with Section IV.D.1. hereof.

24. “Claim” means a “claim,” as defined in section 101(5) of the Bankruptcy Code, against any Debtor.

25. “Claims Objection Bar Date” means, for all Claims (other than Asbestos Personal Injury Claims) the latest of: (a) 120 days after the Effective Date; (b) 60 days after the Filing of a proof of Claim for such Claim; and (c) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or an order of the Bankruptcy Court.

26. “Class” means a class of Claims or Interests, as described in Article II.

27. “Confirmation” means the entry of the Confirmation Order on the docket of the District Court.

28. “Confirmation Date” means the date on which the Bankruptcy Court and the District Court acting jointly, or the District Court enters the Confirmation Order on its docket.

29. “Confirmation Hearing” means, collectively, the hearing or hearings held by the Bankruptcy Court or the District Court on Confirmation of the Plan, as such hearing or hearings may be continued from time to time.

30. “Confirmation Order” means the order of the District Court, the Bankruptcy Court and the District Court acting jointly, or, if an order is entered by the Bankruptcy Court, the order of the District Court affirming the Bankruptcy Court’s order, that confirms the Plan pursuant to section 1129 of the Bankruptcy Code.

31. “Cure Amount Claim” means a Claim based upon a Debtor’s defaults pursuant to an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by that Debtor under section 365 of the Bankruptcy Code.

32. “Debtors” means, collectively, the above-captioned debtors and debtors in possession identified on the cover page to this Plan.

33. “Deficiency Claim” means a General Unsecured Claim for the difference between (a) the aggregate amount of an Allowed Claim and (b) the value received on account of the portion of such Allowed Claim that is a Secured Claim.

34. “Demand” means a “demand,” as defined in section 524(g)(5) of the Bankruptcy Code, against any Debtor.

35. “DIP Lender” means Wells Fargo Capital Finance, LLC, as successor by merger to Wachovia Capital Finance Corporation (New England).

36. “DIP Credit Agreement” means, collectively: (a) that Credit Agreement between SPHC, certain SPHC Affiliates and the DIP Lender, dated as of June 2, 2010; (b) all amendments thereto and extensions thereof; and (c) all security, guaranty and other documents and agreements related to the documents identified in (a) and (b), including, without limitation, any termination letters.

37. “DIP Facility Claim” means a Claim arising under the DIP Credit Agreement.

38. “Disbursing Agent” means any of the Reorganized Debtors, in their capacity as a disbursing agent pursuant to Section VI.B., or any Third Party Disbursing Agent, but shall not include any disbursing agent for or with respect to the Asbestos Personal Injury Trust.

39. “Disputed Claim” means (other than with respect to an Asbestos Personal Injury Claim):

a. if no proof of Claim has been Filed by the applicable Bar Date or has otherwise been deemed timely Filed under applicable law, (i) a Claim that is listed on a Debtor’s Schedules as disputed, contingent or unliquidated or (ii) a Claim that is not listed on a Debtor’s Schedules; or

b. if a Timely Claim, a Claim for which an objection, complaint or request for estimation has been Filed by the applicable Debtor, Reorganized Debtor or, prior to the Confirmation Date, any other party in interest, by the Claims Objection Bar Date, and such objection has not been withdrawn or denied by a Final Order.

40. “Distribution” means one or more payments or distributions under the Plan of cash, notes, interests or other property, as applicable, to the holders of Allowed Claims (other than Asbestos Personal Injury Claims) or the Asbestos Personal Injury Trust.

41. “Distribution Record Date” means the Confirmation Date.

42. “District Court” means the United States District Court for the District of Delaware having jurisdiction over these Reorganization Cases.

43. “Effective Date” means the earliest possible date, as determined by the Debtors, the Asbestos Personal Injury Committee and the Future Claimants’ Representative, that is a Business Day on or after the date on which all conditions to the effective date in Section VIII.B. have been met or waived pursuant to Section VIII.C.

44. “Encumbrance” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, assignment or encumbrance of any kind or nature in respect of such asset (including any conditional sale or other title retention agreement, any security agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

45. “Entity” means an individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization or government or any political subdivision thereof, or other person or entity.

46. “Environmental Claim” means a Claim of a governmental unit against any Debtor relating to alleged violations of, or noncompliance with, any federal or state environmental laws or regulations, but shall not include any Asbestos Personal Injury Claim.

47. “Estate” means, as to each Debtor, the estate created for that Debtor in its Reorganization Case pursuant to section 541 of the Bankruptcy Code.

48. “Executory Contract and Unexpired Lease” and “Executory Contract or Unexpired Lease” mean a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code and the Confirmation Order.

49. “Fee Claim” means a Claim under sections 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other Entity for services rendered or expenses incurred in the Reorganization Cases.

50. “Fee Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy Court on August 9, 2010, as modified by the Amended Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals entered by the Bankruptcy Court on August 24, 2010 and made applicable to NMBFiL and Republic pursuant to an order dated September 3, 2014 (and as otherwise modified from time to time).

51. “File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court, the District Court or their authorized designees in the Reorganization Cases.

52. “Final Fee Application” means an application for final allowance of the Professional’s aggregate Fee Claim as described in Section III.A.1.e.ii.A.

53. “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction that has been entered on the docket in any Reorganization Case or the docket of any other court of competent jurisdiction, and has not been reversed, stayed, modified or amended, and as to which (i) the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or (ii) any appeal that has been taken or any petition for certiorari that has been filed timely has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied.

54. “Futures Claimants’ Representative” means Eric D. Green, the legal representative for persons who might subsequently assert asbestos-related demands, as defined in section 524(g)(5) of the Bankruptcy Code, against any of the Debtors, who was appointed pursuant to orders of the Bankruptcy Court dated October 11, 2010 and September 25, 2014.

55. “General Unsecured Claim” means a Deficiency Claim and any Claim that is not a Cure Amount Claim, Administrative Claim, Priority Tax Claim, Priority Claim, Secured Claim, Asbestos Personal Injury Claim, Environmental Claim or Intercompany Claim.

56. “Insured Claim” means any Claim (other than an Asbestos Personal Injury Claim) arising from an incident or occurrence alleged to have occurred prior to the Effective Date that is covered under an insurance policy applicable to the Debtors or their businesses.

57. “Intercompany Claim” means any Claim by International or any direct or indirect subsidiary of International, including a Debtor, against a Debtor.

58. “Interest” means the rights of any holder of the stock of any Debtor and the rights of any Entity to purchase or demand the issuance of any of the stock of any Debtor, including: (a) redemption, conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; and (c) rights under stock options and warrants.

59. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

60. “International” means RPM International Inc., a Delaware corporation.

61. “IRS” means the Internal Revenue Service of the United States of America.

62. “Net Proceeds” means the cumulative aggregate proceeds received for all International common shares issued to the Asbestos Personal Injury Trust with respect to any payment under the SPHC Payment Note, after payment of all associated underwriting fees and costs associated with the sale of the stock.

63. “NMBFiL” means Debtor NMBFiL, Inc., an Ohio corporation.

64. “NMBFiL Asbestos Permanent Channeling Injunction” means an order or orders of the Bankruptcy Court or the District Court or the Bankruptcy Court and the District Court acting jointly and, if the order is entered solely by the Bankruptcy Court, affirmed by the District Court, in accordance with, and pursuant to, section 524(g) of the Bankruptcy Code permanently and forever staying, restraining and enjoining any Entity from taking any actions against any NMBFiL Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any NMBFiL Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related NMBFiL Asbestos Personal Injury Trust Distribution Procedures.

65. “NMBFiL Asbestos Personal Injury Claims” means NMBFiL Claims relating to death, bodily injury, sickness, disease, emotional distress, fear of cancer, medical monitoring or other personal injuries (whether physical, emotional or otherwise) arising out of, based upon or resulting from, directly or indirectly, in whole or in part, NMBFiL Conduct, to the extent arising, directly or indirectly, from NMBFiL Conduct (including NMBFiL Conduct of any other entity for whose NMBFiL Conduct NMBFiL has or is alleged to have liability, to the extent of NMBFiL’s liability for such NMBFiL Conduct), including without limitation (a) any and all NMBFiL Asbestos Personal Injury Indirect Claims and (b) any and all NMBFiL Claims under agreements entered into by or on behalf of NMBFiL prior to the Petition Date in settlement of NMBFiL Asbestos Personal Injury Claims. For the purpose of this definition, NMBFiL Asbestos Personal Injury Claims shall not include any claim by any present or former employee of NMBFiL for benefits under a policy of workers’ compensation insurance or for benefits under any state or federal workers’ compensation statute or other statute providing compensation to an employee from an employer. For avoidance of doubt, a NMBFiL Asbestos Personal Injury Claim (a) includes any NMBFiL Claim that seeks to impose liability upon a NMBFiL Protected Party for, or to satisfy in whole or in part, a NMBFiL Asbestos Personal Injury Claim, based upon such doctrines as piercing the corporate veil, agency, alter ego, fraudulent conveyance, or successor liability, but (b) excludes any liability of the NMBFiL Protected Parties (other than NMBFiL and Reorganized NMBFiL) for their own asbestos or asbestos-containing products.

66. “NMBFiL Asbestos Personal Injury Trust Distribution Procedures” means the NMBFiL Asbestos Personal Injury Trust Distribution Procedures, to be implemented by the Asbestos Personal Injury Trust pursuant to the terms and conditions of the Plan and the Asbestos Personal Injury Trust Agreement, governing the resolution of NMBFiL Asbestos Personal Injury Claims, substantially in the form of Exhibit I.A.66.

67. “NMBFiL Asbestos Personal Injury Indirect Claims” means any and all NMBFiL Claims for contribution, reimbursement, subrogation or indemnification, or any other indirect or derivative recovery, on account of or with respect to any NMBFiL Asbestos Personal Injury Claim. Notwithstanding the foregoing, a NMBFiL Protected Party Indemnification Claim shall not be treated as a NMBFiL Asbestos Personal Injury Indirect Claim or an NMBFiL Asbestos Personal Injury Claim, and such indemnification claims shall be paid exclusively and in full from the NMBFiL Trust Account.

68. “NMBFiL Conduct” means the presence of or exposure to asbestos or asbestos-containing products or things designed, marketed, manufactured, fabricated, constructed, sold, supplied, produced, installed, maintained, serviced, specified, selected, repaired, removed, replaced, released, distributed, or in any other way made available, or present at any premises owned, leased, occupied or operated, by NMBFiL or any other Entity for whose products, acts, omissions, business, or operations NMBFiL has liability or is alleged to have liability.

69. “NMBFiL Claims” means any and all claims, commitments, obligations, suits, judgments, damages (whether compensatory, exemplary, punitive or otherwise), Demands, debts, causes of action and liabilities of any kind or nature, of or against NMBFiL or any NMBFiL Protected Party, to the full extent of NMBFiL’s liability, whether liquidated or unliquidated, fixed or contingent, direct or indirect, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or hereafter arising, in law, equity or otherwise, including without limitation under piercing the corporate veil, alter ego, successor liability, fraudulent conveyance, conspiracy, enterprise liability, market share, joint venture, loss of consortium, medical monitoring, wrongful death, survivorship or any legal or equitable theory.

70. “NMBFiL Maturity Date” means the first anniversary of the Effective Date.

71. “NMBFiL Payment Default” means the failure by NMBFiL or International as co-obligors to pay the NMBFiL Payment Note in full on or before the NMBFiL Maturity Date, which will constitute an event of default under the NMBFiL Payment Note.

72. “NMBFiL Payment Note” means a note, issued to the Asbestos Personal Injury Trust by NMBFiL and International as co-obligors, in the principal amount of $50,000, in substantially the form of Exhibit I.A.72. As reflected in Exhibit I.A.72, the NMBFiL Payment Note will (a) bear no interest, (b) mature on the NMBFiL Maturity Date, (c) be secured by the NMBFiL Pledge, and (d) provide for payment in full of the principal amount of the NMBFiL Payment Note on or before the NMBFiL Maturity Date. As further reflected in Exhibit I.A.72, upon the occurrence of a NMBFiL Payment Default, the Asbestos Personal Injury Trust may, upon written notice to NMBFiL, foreclose on the NMBFiL Pledge. During the period in which a NMBFiL Payment Default has occurred and is continuing, interest shall accrue at a per annum rate of 2 percent on the amount of the unpaid principal.

73. “NMBFiL Pledge” means a pledge of 100 percent of the equity of NMBFiL and cash or a letter of credit in the amount of $50,000.

74. “NMBFiL Protected Affiliates” means the parties listed on Exhibit I.A.74.

75. “NMBFiL Protected Party” means any of the following parties:

a. NMBFiL;

b. Reorganized NMBFiL;

c. NMBFiL Protected Affiliates;

d. International;

e. current and former directors, officers, and employees of NMBFiL, Reorganized NMBFiL and the NMBFiL Protected Affiliates, including without limitation International, solely in their capacity as such;

f. as of July 26, 2014, current and former shareholders of NMBFiL, Reorganized NMBFiL and the NMBFiL Protected Affiliates, including without limitation International, solely in their capacity as such;

g. current and former in-house and outside legal, accounting, financial and tax professionals and advisors of NMBFiL, Reorganized NMBFiL and the NMBFiL Protected Affiliates, including without limitation International, solely in their capacity as such;

h. 3M Company, and its directors, officers, employees, affiliates, stockholders, agents, attorneys, representatives, successors, and assigns solely to the extent of liability and other costs in any way related to products manufactured or sold by NMBFiL prior to November 9, 2007;

i. Insurers of NMBFiL, solely in their capacity as such, a non-exclusive schedule of which is attached as Exhibit I.A.75.i;

j. Entities that, pursuant to the Plan or on or after the Effective Date, become a direct or indirect transferee of, or successor to, any assets of NMBFiL or Reorganized NMBFiL, or the Asbestos Personal Injury Trust, but only to the extent that liability is asserted to exist by reason of such Entity becoming such a transferee or successor;

k. Entities that, pursuant to the Plan or on or after the Effective Date, make a loan to NMBFiL or Reorganized NMBFiL, or the Asbestos Personal Injury Trust or to a successor to, or transferee of, any assets of NMBFiL or Reorganized NMBFiL, or the Asbestos Personal Injury Trust, but only to the extent that liability is asserted to exist by reason of it becoming such a lender;

l. Entities that are alleged to be directly or indirectly liable for the conduct of, claims against, or Demands on NMBFiL or Reorganized NMBFiL, or the Asbestos Personal Injury Trust to the extent that such alleged liability arises by reason of one or more of the following:

1.	such Entity’s ownership of a financial interest in NMBFiL or Reorganized NMBFiL, or any past or present affiliate of NMBFiL or Reorganized NMBFiL, or any predecessor in interest of NMBFiL or Reorganized NMBFiL;

2.	such Entity’s involvement in the management of NMBFiL or Reorganized NMBFiL, or any predecessor in interest of NMBFiL or Reorganized NMBFiL;

3.	such Entity’s service as an officer, director or employee of NMBFiL or Reorganized NMBFiL, any past or present affiliate of NMBFiL or Reorganized NMBFiL, or any predecessor in interest of NMBFiL or Reorganized NMBFiL, or any entity that owns or at any time has owned a financial interest in NMBFiL or Reorganized NMBFiL, any past or present affiliate of NMBFiL or Reorganized NMBFiL, or any predecessor in interest of NMBFiL or Reorganized NMBFiL;

4.	such Entity’s provision of insurance to NMBFiL, Reorganized NMBFiL, any past or present affiliate of NMBFiL or Reorganized NMBFiL, or any predecessor in interest of NMBFiL or Reorganized NMBFiL, or any entity that owns or at any time has owned a financial interest in NMBFiL, Reorganized NMBFiL, any past or present affiliate of NMBFiL or Reorganized NMBFiL, or any predecessor in interest of NMBFiL or Reorganized NMBFiL; and

5.

such Entity’s involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of NMBFiL, Reorganized NMBFiL, any past or present affiliate of NMBFiL or Reorganized

NMBFiL, any predecessor in interest of NMBFiL or Reorganized NMBFiL, or any entity that owns or at any time has owned a financial interest in NMBFiL, Reorganized NMBFiL, any past or present affiliate of NMBFiL or Reorganized NMBFiL, or any predecessor in interest of NMBFiL or Reorganized NMBFiL.

76. “NMBFiL Protected Party Indemnification Claims” mean any and all claims, including claims for related fees and costs, of a NMBFiL Protected Party under the indemnification described in Section IV.I.4.a.

77. “NMBFiL Trust Account” means the segregated trust account to be established and maintained by the Asbestos Personal Injury Trust pursuant to Section IV.H. to (i) resolve NMBFiL Asbestos Personal Injury Claims and NMBFiL Asbestos Personal Injury Indirect Claims in accordance with the NMBFiL Asbestos Personal Injury Trust Distribution Procedures and (ii) pay NMBFiL Protected Party Indemnification Claims. For the avoidance of doubt, funds in the NMBFiL Trust Account shall not be used to pay any SPHC Asbestos Personal Injury Claim, SPHC Asbestos Personal Injury Indirect Claim or SPHC Protected Party Indemnification Claim.

78. “Ordinary Course Professionals Order” means the Order Authorizing the Retention and Payment of Certain Professionals Utilized by the Debtors in the Ordinary Course of Business entered by the Bankruptcy Court on July 14, 2010 and made applicable to NMBFiL and Republic pursuant to an order dated September 3, 2014.

79. “Petition Date” means as to any Debtor, the date on which the Reorganization Case of such Debtor was commenced.

80. “Plan” means this joint plan of reorganization for the Debtors and all Exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented.

81. “Parties” means, collectively, the Debtors, International, the Asbestos Personal Injury Committee and the Future Claimants’ Representative.

82. “Postpetition Interest” means (a) such interest, if any, agreed to by the holder of such Claim and the applicable Debtor or Reorganized Debtor or (b) any other applicable interest required to leave such Claim unimpaired as determined by the Bankruptcy Court.

83. “Priority Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that is not an Administrative Claim or a Priority Tax Claim.

84. “Priority Tax Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

85. “Professional” means any professional employed in the Reorganization Cases pursuant to sections 327, 328 or 1103 of the Bankruptcy Code or any professional or other Entity seeking compensation or reimbursement of expenses in connection with the Reorganization Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

86. “Protected Party” means any SPHC Protected Party and any NMBFiL Protected Party.

87. “Quarterly Distribution Date” means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within 45 days of the end of a calendar quarter, the first Quarterly Distribution Date shall be the last Business Day of the month following the end of the first calendar quarter after the calendar quarter including the Effective Date.

88. “Recovery Actions” means, collectively and individually, preference actions, fraudulent conveyance actions and other claims or causes of action under sections 510, 544, 547, 548, 549, 550 and 553(b) of the Bankruptcy Code and other similar state law claims and causes of action.

89. “Reinstated” or “Reinstatement” means the treatment of a Claim or Interest, at the applicable Reorganized Debtor’s sole discretion, in accordance with one of the following:

a. The legal, equitable and contractual rights to which such Claim or Interest entitles the holder will be unaltered; or

b. Notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default:

i. any such default that occurred before the applicable Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, will be cured;

ii. the maturity of such Claim or Interest as such maturity existed before such default will be reinstated;

iii. the holder of such Claim or Interest will be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and

iv. the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest will not otherwise be altered.

90. “Reference Price” means the average last reported sale price of a share of International common stock on the New York Stock Exchange for a period of 30 consecutive trading days ending five trading days prior to the date that International common stock is contributed to the Asbestos Personal Injury Trust.

91. “Reference Proceeds” means the amount determined by multiplying the total number of International common shares issued to the Asbestos Personal Injury Trust by the Reference Price.

92. “Reorganization Case” means: (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court; and (b) when used with reference to all Debtors, the chapter 11 cases pending for the Debtors in the Bankruptcy Court.

93. “Reorganized …” means, when used in reference to a particular Debtor, such Debtor on and after the Effective Date.

94. “Republic” means Debtor Republic Powdered Metals, Inc., an Ohio corporation.

95. “Restructuring Transactions” means, collectively, those mergers, consolidations, restructurings, dispositions, liquidations, dissolutions or other transactions that the Debtors or Reorganized Debtors determine to be necessary or appropriate to effect a corporate restructuring of their respective businesses or otherwise to simplify the overall corporate structure and intercompany arrangements of the Reorganized Debtors, including without limitation the Restructuring Transactions set forth on Exhibit IV.B.

96. “Schedules” means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtors, as required by section 521 of the Bankruptcy Code, as the same may have been or may be amended, restated, modified or supplemented.

97. “Secured Claim” means a Claim (other than an Asbestos Personal Injury Claim) that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

98. “SPHC” means Debtor Specialty Products Holding Corp., an Ohio corporation.

99. “SPHC Asbestos Permanent Channeling Injunction” means an order or orders of the Bankruptcy Court or the District Court, or the Bankruptcy Court and the District Court acting jointly and, if the Confirmation Order is entered by the Bankruptcy Court, affirmed by the District Court, in accordance with, and pursuant to, section 524(g) of the Bankruptcy Code permanently and forever staying, restraining and enjoining any Entity from taking any actions against any SPHC Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any SPHC Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related SPHC Asbestos Personal Injury Trust Distribution Procedures.

100. “SPHC Asbestos Personal Injury Claims” shall mean SPHC Parties Claims relating to death, bodily injury, sickness, disease, emotional distress, fear of cancer, medical monitoring or other personal injuries (whether physical, emotional or otherwise) arising out of, based upon or resulting from, directly or indirectly, in whole or in part, SPHC Parties Conduct, to the extent arising, directly or indirectly, from SPHC Parties Conduct (including SPHC Parties Conduct of any other entity, including The Reardon Company, for whose SPHC Parties Conduct any of the SPHC Parties have or are alleged to have liability, to the extent of any of the SPHC Parties’ liability for such SPHC Parties Conduct), including without limitation (a) any and all SPHC Asbestos Personal Injury Indirect Claims (as such term is defined below) and (b) any and all SPHC Parties Claims under agreements entered into by or on behalf of any of the SPHC Parties prior to the Petition Date in settlement of SPHC Asbestos Personal Injury Claims. For the purpose of this definition, SPHC Asbestos Personal Injury Claims shall not include any claim by any present or former employee of any of the SPHC Parties for benefits under a policy of workers’ compensation insurance or for benefits under any state or federal workers’ compensation statute or other statute providing compensation to an employee from an employer. For avoidance of doubt, a SPHC Asbestos Personal Injury Claim (a) includes any SPHC Parties Claim that seeks to impose liability upon a Protected Party for, or to satisfy in whole or in part, a SPHC Asbestos Personal Injury Claim, based upon such doctrines as piercing the corporate veil, agency, alter ego, fraudulent conveyance, or successor liability, but (b) excludes any liability of the SPHC Protected Parties (other than the SPHC Parties and the Reorganized SPHC Parties) for their own asbestos or asbestos-containing products.

101. “SPHC Asbestos Personal Injury Indirect Claims” “ means any and all SPHC Parties Claims for contribution, reimbursement, subrogation or indemnification, or any other indirect or derivative recovery, on account of or with respect to any SPHC Asbestos Personal Injury Claim. Notwithstanding the foregoing, a SPHC Protected Party Indemnification Claim shall not be treated as a SPHC Asbestos Personal Injury Indirect Claim or an SPHC Asbestos Personal Injury Claim, and such indemnification claims shall be paid exclusively and in full from the SPHC Trust Account.

102. “SPHC Asbestos Personal Injury Trust Distribution Procedures” means the SPHC Asbestos Personal Injury Trust Distribution Procedures, to be implemented by the Asbestos Personal Injury Trust pursuant to the terms and conditions of the Plan and the Asbestos Personal Injury Trust Agreement governing the resolution of SPHC Asbestos Personal Injury Claims, substantially in the form of Exhibit I.A.102.

103. “SPHC Parties” means collectively SPHC, Bondex and Republic.

104. “SPHC Parties Claims” means any and all claims, commitments, obligations, suits, judgments, damages (whether compensatory, exemplary, punitive or otherwise), Demands, debts, causes of action and liabilities of any kind or nature, of or against any of the SPHC Parties, or any SPHC Protected Party, to the full extent of the SPHC Parties’ liability, whether liquidated or unliquidated, fixed or contingent, direct or indirect, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or hereafter arising, in law, equity or otherwise, including without limitation under piercing the corporate veil, alter ego, successor liability, fraudulent conveyance, conspiracy, enterprise liability, market share, joint venture, loss of consortium, medical monitoring, wrongful death, survivorship, or any legal or equitable theory.

105. “SPHC Parties Conduct” means the presence of or exposure to asbestos or asbestos-containing products or things designed, marketed, manufactured, fabricated, constructed, sold, supplied, produced, installed, maintained, serviced, specified, selected, repaired, removed, replaced, released, distributed, or in any other way made available, or present at any premises owned, leased, occupied or operated, by the SPHC Parties or any other entity for whose products, acts, omissions, business, or operations any of the SPHC Parties has liability or is alleged to have liability.

106. “SPHC Payment Default” means the failure by the SPHC Parties and International to make any of the scheduled payments under the SPHC Payment Note when due.

107. “SPHC Payment Event of Default” means a SPHC Payment Default that is not remedied within 30 days after the SPHC Parties and International have received written notice of such SPHC Payment Default from the Asbestos Personal Injury Trust, which SPHC Payment Default shall constitute an event of default under the SPHC Payment Note.

108. “SPHC Payment Note” means a note, issued to the Asbestos Personal Injury Trust by the SPHC Parties and International as co-obligors in the aggregate principal amount of $347.5 million, in substantially the form of Exhibit I.A.108. As reflected in Exhibit I.A.108, the SPHC Payment Note will (a) bear no interest, (b) mature on the fourth anniversary of the Effective Date, (c) be secured by the SPHC Pledge, and (d) provide for the following scheduled principal payments to the Asbestos Personal Injury Trust, in each case, payable in the form of cash, shares of common stock of International or a combination thereof:

a. on or before the second anniversary of the Effective Date, $102.5 million;

b. on or before the third anniversary of the Effective Date, $120 million; and

c. on or before the fourth anniversary of the Effective Date, $125 million.

The determination of whether to make any payment under the SPHC Payment Note in cash, shares of common stock of International or a combination thereof will be made by International in its sole discretion. The SPHC Payment Note will provide that it will be equally and ratably secured with any subsequent secured indebtedness of International, excluding any refinancing of existing secured debt of International up to the same amount, secured debt incurred in respect of subsequent acquisitions, purchase money mortgages, and credit facilities secured by working capital. For purposes of any contribution, the per share value of any shares of common stock of International contributed to the Asbestos Personal Injury Trust as a contribution to and on behalf of the SPHC Parties shall be conclusively deemed to equal the Reference Price.

Upon the occurrence of a SPHC Payment Event of Default, the Asbestos Personal Injury Trust may, upon written notice to the SPHC Parties and International, accelerate all scheduled payments under the SPHC Payment Note that are then unpaid. Upon acceleration, the Asbestos Personal Injury Trust’s remedies shall be (1) execution and collection on a confession of judgment to be provided in connection with the SPHC Payment Note, which judgment shall include reimbursement of the reasonable attorneys’ fees and costs incurred by the Asbestos Personal Injury Trust in collecting the amount owed under the SPHC Payment Note and (2) foreclosure on the SPHC Pledge. During any period in which a SPHC Payment Default has occurred and is continuing (but has not yet resulted in a SPHC Payment Event of Default), interest shall accrue at a per annum rate of 2 percent on the amount of the scheduled principal payment that is past due. During any period in which a SPHC Payment Event of Default has occurred and is continuing, interest at a per annum rate of 2 percent shall accrue on the aggregate amount of all unpaid scheduled principal payments. If any person, legal entity or “group” (within the meaning of section 13(g)(3) of the Securities Exchange Act of 1934) acquires a majority of the voting shares of International, the Asbestos Personal Injury Trust may, upon prior written notice to International, accelerate all outstanding principal and accrued interest under the SPHC Payment Note. Neither a SPHC Payment Default nor a SPHC Payment Event of Default shall provide a basis for the Asbestos Personal Injury Trust to contend that a material breach of the Plan has occurred and/or that any SPHC Protected Party, including International, is no longer entitled to any of the protections provided to such SPHC Protected Party pursuant to the Plan, including without limitation the protections of the Asbestos Permanent Channeling Injunctions, the related indemnification by the Asbestos Personal Injury Trust from the NMBFiL Trust Account or SPHC Trust Account, as applicable, and the settlement of the Estates’ claims.

109. “SPHC Pledge” means 100 percent of the equity of each of the SPHC Parties.

110. “SPHC Protected Affiliates” means the parties identified on Exhibit I.A.110.

111. “SPHC Protected Party” means any of the following parties:

a. the SPHC Parties;

b. the Reorganized SPHC Parties;

c. the SPHC Protected Affiliates;

d. International;

e. current and former directors, officers, and employees of the SPHC Parties, the Reorganized SPHC Parties and the SPHC Protected Affiliates, including without limitation International, solely in their capacity as such;

f. as of July 26, 2014, current and former shareholders of the SPHC Parties, the Reorganized SPHC Parties and the SPHC Protected Affiliates, including without limitation International, solely in their capacity as such;

g. current and former in-house and outside legal, accounting, financial and tax professionals and advisors of the SPHC Parties, the Reorganized SPHC Parties and the SPHC Protected Affiliates, including without limitation International, solely in their capacity as such;

h. Entities that, pursuant to the Plan or on or after the Effective Date, become a direct or indirect transferee of, or successor to, any assets of any SPHC Parties or Reorganized SPHC Parties, or the Asbestos Personal Injury Trust, but only to the extent that liability is asserted to exist by reason of such Entity becoming such a transferee or successor;

i. Entities that, pursuant to the Plan or on or after the Effective Date, make a loan to any SPHC Parties or Reorganized SPHC Parties, or the Asbestos Personal Injury Trust or to a successor to, or transferee of, any assets of any SPHC Parties or Reorganized SPHC Parties, or the Asbestos Personal Injury Trust, but only to the extent that liability is asserted to exist by reason of it becoming such a lender;

j. Entities that are alleged to be directly or indirectly liable for the conduct of, claims against, or Demands on any SPHC Parties or Reorganized SPHC Parties, or the Asbestos Personal Injury Trust, to the extent that such alleged liability arises by reason of one or more of the following:

1.	such Entity’s ownership of a financial interest in any SPHC Parties or Reorganized SPHC Parties, or any past or present affiliate of any them, or any predecessor in interest of any of them;

2.	such Entity’s involvement in the management of any SPHC Parties or Reorganized SPHC Parties, or any predecessor in interest of any of them;

3.	such Entity’s service as an officer, director or employee of any SPHC Parties or Reorganized SPHC Parties, any past or present affiliate of any of them, or any predecessor in interest of any of them, or any entity that owns or at any time has owned a financial interest in any SPHC Parties or Reorganized SPHC Parties, any past or present affiliate of any of them, or any predecessor in interest of any of them;

4.	such Entity’s provision of insurance to any SPHC Parties or Reorganized SPHC Parties, any past or present affiliate of any of them, or any predecessor in interest of any of them, or any entity that owns or at any time has owned a financial interest in any SPHC Parties or Reorganized SPHC Parties, any past or present affiliate of any of them, or any predecessor in interest of any of them; and

5.	such Entity’s involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any SPHC Parties or Reorganized SPHC Parties, any past or present affiliate of any of them, any predecessor in interest of any of them, or any entity that owns or at any time has owned a financial interest in any SPHC Parties or Reorganized SPHC Parties, any past or present affiliate of any of them, or any predecessor in interest of any of them.

To be treated as a SPHC Protected Party, all parties that signed tolling agreements during the Reorganization Cases must, if necessary to extend such agreements through the Effective Date, amend their tolling agreements on terms reasonably acceptable to the Parties to provide for an extension of the tolling period through 30 days after the termination of the term sheets executed by the Parties as of July 26, 2014 or, if the term sheets are not terminated, the occurrence of the Effective Date.

112. “SPHC Protected Party Indemnification Claims” mean any and all claims, including claims for related fees and costs, of a SPHC Protected Party under the indemnification described in Section IV.I.4.b.

113. “SPHC Registration Rights Agreement” means the registration rights agreement among the SPHC Parties, International and the Asbestos Personal Injury Trust. The SPHC Registration Rights Agreement will contain customary terms, including without limitation customary black-out periods, and will, among other things, provide that:

(a) upon the issuance of any shares of International common stock to the Asbestos Personal Injury Trust, International, at its expense, shall as promptly as practicable thereafter prepare, file and cause to be effective a shelf registration statement under the Securities Act of 1933 covering the resale of such shares by the Asbestos Personal Injury Trust;

(b) the Asbestos Personal Injury Trust will dispose of all such shares only at such times, in such amounts, in such a manner and through such brokers, dealers, underwriters or other intermediaries as International may designate, in International’s sole discretion;

(c) International will use commercially reasonable efforts to facilitate the orderly disposition of such shares, at its expense, within 120 days of the later of the date of their issuance or the effective date of the registration statement;

(d) in the event the Net Proceeds shall be less than the Reference Proceeds, International shall promptly make a cash payment to the Asbestos Personal Injury Trust in an amount equal to the excess of the Reference Proceeds over the Net Proceeds;

(e) in the event the Net Proceeds exceed the Reference Proceeds, the amount by which the Net Proceeds exceed the Reference Proceeds shall be credited against the next installment payment due under the SPHC Payment Note, provided that if there is no subsequent installment payment, the Asbestos Personal Injury Trust shall promptly make a cash payment to International in the amount by which the Net Proceeds exceed the Reference Proceeds; and

(f) in the event the Asbestos Personal Injury Trust, at the direction of International, is unable to sell the stock contributed to the Asbestos Personal Injury Trust within the above-referenced 120-day period, but in any event no later than 150 days from the date of issuance, the Asbestos Personal Injury Trust shall thereafter have, during the ten Business Day period following the earlier of the expiration of such 120-day period or 150 days from issuance, the right, by written notice to International, to put any unsold shares back to International at a price equal to the remaining balance of the Reference Proceeds. Such amount shall be paid to the Asbestos Personal Injury Trust within 10 days of receipt of the written notice.

114. “SPHC Released Parties” means the SPHC Protected Parties and all parties that signed tolling agreements during the Reorganization Cases that, as such agreements may have been amended, provide for expiration of the tolling period no earlier than 30 days after the termination of the term sheets executed by the Parties as of July 26, 2014 or, if the term sheets are not terminated, the occurrence of the Effective Date. A list of these parties is attached as Exhibit I.A.114.

115. “SPHC Trust Account” means the segregated trust account to be established and maintained by the Asbestos Personal Injury Trust pursuant to Section IV.H. to (i) resolve SPHC Asbestos Personal Injury Claims and SPHC Asbestos Personal Injury Indirect Claims in accordance with the SPHC Asbestos Personal Injury Trust Distribution Procedures and (ii) pay SPHC Protected Party Indemnification Claims. For the avoidance of doubt, funds in the SPHC Trust Account shall not be used to pay any NMBFiL Asbestos Personal Injury Claim, NMBFiL Asbestos Personal Injury Indirect Claim or NMBFiL Protected Party Indemnification Claim.

116. “Stock Interests of …” means, when used with reference to a particular Debtor, the Interests issued by such Debtor.

117. “Stipulation of Amount and Nature of Claim” means a stipulation or other agreement between the applicable Debtor or Reorganized Debtor and a holder of a Claim (other than an Asbestos Personal Injury Claim) or Interest establishing the allowed amount or nature of such Claim or Interest that is (a) entered into in accordance with any Claim settlement procedures established in these Reorganization Cases, (b) permitted or contemplated by the Plan or (c) approved by order of the Bankruptcy Court.

118. “Tax” means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental, withholding or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Entity.

119. “Third Party Disbursing Agent” means an Entity designated by Reorganized SPHC to act as a Disbursing Agent pursuant to Section VI.B.

120. “Timely Claim” means a Claim (other than an Asbestos Personal Injury Claim) for which a proof of Claim or request for payment of Administrative Claim was Filed by the applicable Bar Date or is otherwise determined to be timely Filed by a Final Order of the Bankruptcy Court.

121. “U.S. Trustee” means the United States Trustee for the District of Delaware.

B.	Rules of Interpretation and Computation of Time

1. Rules of Interpretation

For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (f) the words “herein,”

“hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) the words “includes” or “including” are not limiting; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (i) subject to the provisions of any contract, certificate of incorporation, by-laws, or similar constituent document, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (j) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

2. Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II

CLASSES OF CLAIMS AND INTERESTS

Claims and Interests, except Administrative Claims, DIP Facility Claims and Priority Tax Claims, are placed in Classes as follows:

Class	Claims or Interests

Class 1	Priority Claims

Class 2	Secured Claims

Class 3	General Unsecured Claims

Class 4a	SPHC Asbestos Personal Injury Claims

Class 4b	NMBFiL Asbestos Personal Injury Claims

Class 5	Intercompany Claims

Class 6	Stock Interests

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims and Priority Tax Claims, as described in Section III.A., have not been classified and thus are excluded from the foregoing Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

A.	Unclassified Claims

1. Payment of Administrative Claims

a. Administrative Claims in General

Except as specified in this Section III.A.1., and subject to the bar date provisions herein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, each holder of an

Allowed Administrative Claim shall receive, in full satisfaction of its Administrative Claim, cash equal to the allowed amount of such Administrative Claim either (i) as soon as practicable after the Effective Date or (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Administrative Claim.

b. Statutory Fees

On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined at the Confirmation Hearing by the Bankruptcy Court or the District Court, as applicable, shall be paid in cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 shall be paid by the Reorganized Debtors in accordance therewith until the closing of the Reorganization Cases pursuant to section 350(a) of the Bankruptcy Code.

c. Ordinary Course Liabilities

Allowed Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business (including Administrative Trade Claims, any Intercompany Claims that are Administrative Claims, Administrative Claims of governmental units for Taxes and Administrative Claims arising from those contracts and leases of the kind described in Section V.E.) shall be satisfied by the applicable Reorganized Debtor pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claims, without any further action by the holders of such Administrative Claims or further approval of the Bankruptcy Court.

d. DIP Facility Claims

Unless otherwise agreed by the DIP Lender, on or before the Effective Date, (i) Allowed DIP Facility Claims shall be paid in full in cash by the applicable Debtor, (ii) the DIP Lender shall (A) receive cancellation without draw of all outstanding letters of credit issued under the DIP Credit Agreement or (B) have such letters of credit extended, refinanced or replaced in the ordinary course of business on or after the Effective Date, and (iii) the DIP Lender shall have no further obligation to pay or otherwise fund any Professional fees or disbursements or Carve-Out Expenses (as such term is defined in the Final Order (A) Authorizing Debtors to Obtain Post-Petition Financing and Grant Security Interests and Superpriority Administrative Expense Status (B) Modifying the Automatic Stay and (C) Authorizing Debtors to Enter into Agreements with Wachovia Capital Finance Corporation (New England) [D.I. 156]). The Debtors shall be authorized to take any action necessary or appropriate to cancel, extend, refinance or replace the DIP Credit Agreement.

e. Bar Dates for Administrative Claims

i. General Bar Date Provisions

Except as otherwise provided in Section III.A.1.e.ii., unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 60 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date shall be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the requesting party by 120 days after the Effective Date.

ii. Bar Dates for Certain Administrative Claims

A. Professional Compensation

Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the

Confirmation Order, the Fee Order or other order of the Bankruptcy Court a Final Fee Application no later than 90 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. A Professional may include any outstanding, non-Filed monthly or interim request for payment of a Fee Claim pursuant to the Fee Order in its Final Fee Application. Objections to any Final Fee Application must be Filed and served on the Reorganized Debtors and the requesting party by the later of (1) 80 days after the Effective Date or (2) 30 days after the Filing of the applicable Final Fee Application. To the extent necessary, the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims. Any pending, Filed interim requests for a Fee Claim pursuant to the Fee Order shall be resolved in the ordinary course in accordance with the Fee Order or, if sooner, in connection with the particular Professional’s Final Fee Application.

B. Ordinary Course Liabilities

Holders of Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Trade Claims, any Intercompany Claims that are Administrative Claims, Administrative Claims of governmental units for Taxes and Administrative Claims arising from those contracts and leases of the kind described in Section V.E., shall not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims shall be satisfied pursuant to Section III.A.1.c.

C. DIP Facility Claims

Holders of DIP Facility Claims shall not be required to File or serve any request for payment of such Claims. Such Administrative Claims are allowed in the amount agreed upon between the Debtors and the DIP Lender and shall be satisfied pursuant to Section III.A.1.d.

2. Payment of Priority Tax Claims

a. Priority Tax Claims in General

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Priority Tax Claim, payment in full of the allowed amount of the Priority Tax Claim plus Postpetition Interest, if any, on the later of the Effective Date or as soon as practicable after the date when such Claim becomes an Allowed Claim.

b. Other Provisions Concerning Treatment of Priority Tax Claims

Notwithstanding the provisions of Section III.A.2.a., any Claim on account of any penalty arising with respect to or in connection with an Allowed Priority Tax Claim that does not compensate the holder for actual pecuniary loss shall be treated as a Class 3 Claim, and the holder (other than as the holder of a Class 3 Claim) may not assess or attempt to collect such penalty from the Reorganized Debtors or their respective property.

B.	Classified Claims

1. Class 1 Claims (Priority Claims) are unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 1 shall receive cash in an amount equal to such Allowed Claim plus Postpetition Interest thereon, if any, unless the holder of such Claim agrees to less favorable treatment.

2. Class 2 Claims (Secured Claims) are unimpaired. On the Effective Date, unless otherwise agreed by the holder of an Allowed Claim in Class 2 and the applicable Debtor or Reorganized Debtor, each holder of a Claim in Class 2 shall receive treatment in accordance with Option A or B below, at the option of the applicable Debtor or Reorganized Debtor. Any Allowed Deficiency Claim of a holder of an Allowed Secured Claim shall be entitled to treatment as an Allowed Class 3 Claim.

Option A: Claims in Class 2 that are Allowed Claims and with respect to which the applicable Debtor or Reorganized Debtor elects Option A shall be paid in full in cash plus Postpetition Interest thereon, if any.

Option B: Claims in Class 2 that are Timely Claims and with respect to which the applicable Debtor or Reorganized Debtor elects Option B shall be Reinstated.

3. Class 3 Claims (General Unsecured Claims) are unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 3 shall receive cash in an amount equal to such Allowed Claim plus Postpetition Interest thereon, if any, unless the holder of such Claim agrees to less favorable treatment.

4. Class 4a Claims (SPHC Asbestos Personal Injury Claims) are impaired. On the Effective Date, all SPHC Asbestos Personal Injury Claims shall be channeled to the Asbestos Personal Injury Trust, which shall be funded pursuant to Section IV.I.2. All SPHC Asbestos Personal Injury Claims shall be resolved pursuant to the terms of the Asbestos Personal Injury Trust Agreement and the SPHC Asbestos Personal Injury Trust Distribution Procedures and to the extent such claims meet the criteria set forth therein, paid from the SPHC Trust Account pursuant to the Asbestos Personal Injury Trust Documents. Pursuant to section 524(g) of the Bankruptcy Code, the Plan and the Confirmation Order shall permanently and forever stay, restrain and enjoin any Entity from taking any actions against any SPHC Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any SPHC Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related SPHC Asbestos Personal Injury Trust Distribution Procedures, including permanently and forever staying, restraining and enjoining any Entity from any of the following:

a. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against any SPHC Protected Party or any property or interests in property of any SPHC Protected Party;

b. enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any SPHC Protected Party or any property or interests in property of any SPHC Protected Party;

c. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any SPHC Protected Party or any property or interests in property of any SPHC Protected Party;

d. setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any SPHC Protected Party or any property or interests in property of any SPHC Protected Party; and

e. proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust Documents, except in compliance therewith.

5. Class 4b Claims (NMBFiL Asbestos Personal Injury Claims) are impaired. On the Effective Date, all NMBFiL Asbestos Personal Injury Claims shall be channeled to the Asbestos Personal Injury Trust, which shall be funded pursuant to Section IV.I.2. All NMBFiL Asbestos Personal Injury Claims shall be resolved pursuant to the terms of the Asbestos Personal Injury Trust Agreement and the NMBFiL Asbestos Personal Injury Trust Distribution Procedures and to the extent such claims meet the criteria set forth therein, paid from the NMBFiL Trust Account pursuant to the Asbestos Personal Injury Trust Documents. Pursuant to section 524(g) of the Bankruptcy Code, the Plan and the Confirmation Order shall permanently and forever stay, restrain and enjoin any Entity from taking any actions against any NMBFiL Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any NMBFiL Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related NMBFiL Asbestos Personal Injury Trust Distribution Procedures, including permanently and forever staying, restraining and enjoining any Entity from any of the following:

a. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against any NMBFiL Protected Party or any property or interests in property of any NMBFiL Protected Party;

b. enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any NMBFiL Protected Party or any property or interests in property of any NMBFiL Protected Party;

c. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any NMBFiL Protected Party or any property or interests in property of any NMBFiL Protected Party;

d. setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any NMBFiL Protected Party or any property or interests in property of any NMBFiL Protected Party; and

e. proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust Documents, except in compliance therewith.

6. Class 5 Claims (Intercompany Claims) are unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 5 shall be Reinstated, subject to the Restructuring Transactions provisions of Section IV.B.

7. Class 6 Interests (Stock Interests) are unimpaired. On the Effective Date, Stock Interests of the Debtors shall be Reinstated, and holders of such Stock Interests shall retain such Interests, subject to the Restructuring Transactions provisions of Section IV.B.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein (and subject to the Restructuring Transactions provisions of Section IV.B.), each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate or other legal Entity, with all the powers of a corporation or other legal Entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise provided herein (and subject to the Restructuring Transactions provisions of Section IV.B.), as of the Effective Date, all property of the respective Estates of the Debtors, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest in the applicable Reorganized Debtor, free and clear of all Claims, Encumbrances and Interests. On and after the Effective Date, each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees and expenses relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.

B.	Restructuring Transactions

On or after the Confirmation Date, the applicable Debtors or Reorganized Debtors may take such actions as the Debtors or Reorganized Debtors determine to be necessary or appropriate to effectuate, implement and consummate the Restructuring Transactions, including without limitation the Restructuring Transactions set forth on Exhibit IV.B.; provided, however, that no Restructuring Transactions other than the Restructuring Transactions set forth on Exhibit IV.B. shall be implemented prior to the Effective Date without the written consent of the Asbestos Personal Injury Committee and the Future Claimants’ Representative, which consent shall not be unreasonably withheld. The actions to effectuate, implement and consummate the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents that carry out the provisions of the Plan and that satisfy the applicable requirements of applicable state law; and (2) the filing of appropriate instruments pursuant to applicable state law.

C.	Disposition and Lease Transactions

On or after the Confirmation Date, Republic may transfer or dividend its interest in certain real property located in Medina, Ohio to International. On or after the Confirmation Date, Bondex and NMBFiL will lease certain storage facilities located in Medina, Ohio from International and sublease those facilities to Affiliates. The actions to effectuate, implement and consummate these transactions may include: (1) the execution and delivery of appropriate agreements or other documents containing terms that are consistent with the provisions of the Plan and that satisfy the applicable requirements of applicable state law; and (2) the filing of appropriate instruments pursuant to applicable state law.

D.	Corporate Governance, Directors and Officers, Employment-Related Agreements and Compensation Programs and Corporate Action

1. Certificates of Incorporation and By-Laws of the Reorganized Debtors

As of the Effective Date, the Certificate of Incorporation and the By-Laws of each Reorganized Debtor will be in such form as the Debtors may determine. The initial Certificate of Incorporation and By-Laws of each Reorganized Debtor, among other things, shall prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code. After the Effective Date, each such Entity shall be permitted to amend and restate its Certificate of Incorporation or By-Laws pursuant to applicable state law and the terms and conditions of such constituent documents.

2. Directors and Officers of the Reorganized Debtors

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the initial directors and officers of each Reorganized Debtor shall be the directors and officers of such Debtor immediately prior to the Effective Date. Each such director and officer shall serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the Certificate of Incorporation and By-Laws of the relevant Reorganized Debtor (as the same may be amended after the Effective Date) and applicable state law.

3. Employee Arrangements of the Reorganized Debtors

As of the Effective Date, the Reorganized Debtors shall be authorized to: (a) maintain, amend or revise existing employment, indemnification and other arrangements with their active and retired directors, officers and employees, subject to the terms and conditions of any such agreement; and (b) enter into new employment, indemnification and other arrangements with active and retired directors, officers and employees; all as determined by the board of directors of the applicable Reorganized Debtor.

4. Corporate Action

Pursuant to section 1142 of the Bankruptcy Code, section 303 of the Delaware General Corporation Law and section 1701.75 of the Ohio General Corporation Law, the following (which shall occur and be deemed effective as of the date specified in the documents effectuating the same or, if no date is so specified, the Effective Date) shall be authorized and approved in all respects and for all purposes without any requirement of further action by stockholders or directors of any of the Debtors or the Reorganized Debtors or by any other Entity: (a) the initial Certificates of Incorporation and By-Laws of the Reorganized Debtors; (b) the initial directors and officers of the Reorganized Debtors; (c) the Distribution of cash pursuant to the Plan; (d) the creation of the Asbestos Personal Injury Trust and the funding thereof; (e) other corporate actions that are necessary or appropriate to effectuate, implement and consummate the provisions of the Plan, including the Restructuring Transactions provisions of Section IV.B.; and (f) the adoption, execution, delivery and performance of all contracts, instruments, releases and other agreements and documents related to any of the foregoing (including the Asbestos Personal Injury Trust Agreement, the SPHC Payment Note and the NMBFiL Payment Note).

E.	Obtaining Cash for Plan Distributions

All cash payments to be made pursuant to the Plan shall be funded by the applicable Reorganized Debtor. All cash necessary for a Reorganized Debtor to fund such cash payments pursuant to the Plan shall be obtained through a combination of one or more of the following: (1) such Reorganized Debtor’s cash balances and cash generated by the operations of such Reorganized Debtor; (2) any Tax refunds actually received by such Reorganized Debtor; (3) contributions to or on behalf of such Reorganized Debtor by International; or (4) such other means of financing or funding as determined by the board of directors of such Reorganized Debtor.

F.	Creation of Asbestos Personal Injury Trust

As of the Effective Date, the Asbestos Personal Injury Trust shall be created. The Asbestos Personal Injury Trust is intended to be one or more “qualified settlement funds” within the meaning of the Treasury Regulations issued under section 468B of the Internal Revenue Code. The purpose of the Asbestos Personal Injury Trust shall be to, among other things: (1) resolve all asserted Asbestos Personal Injury Claims in accordance with the Plan, Asbestos Personal Injury Trust Agreement, the Asbestos Personal Injury Trust Distribution Procedures and the Confirmation Order; (2) preserve, hold, manage, maximize and liquidate the assets of the Asbestos Personal Injury Trust for use in resolving Asbestos Personal Injury Claims; and (3) qualify at all times as one or more qualified settlement funds.

G.	Appointment of Asbestos Personal Injury Trustees

On the Confirmation Date, effective as of the Effective Date, in accordance with the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures, the individuals selected jointly by the Asbestos Personal Injury Committee and the Future Claimants’ Representative (as identified in Exhibit IV.G) shall be appointed to serve as the Asbestos Personal Injury Trustees for the Asbestos Personal Injury Trust.

H.	Asbestos Personal Injury Trust Accounts

On or prior to the Effective Date, the SPHC Trust Account and the NMBFiL Trust Account will be established and maintained in federally insured domestic banks in the name of the Asbestos Personal Injury Trust to resolve SPHC Asbestos Personal Injury Claims and NMBFiL Asbestos Personal Injury Claims, respectively. The SPHC Trust Account and the NMBFiL Trust Account shall be funded as set forth in Section IV.I.2.

I.	Transfers of Property to and Assumption of Certain Liabilities by the Asbestos Personal Injury Trust

1. Transfer of Books and Records to the Asbestos Personal Injury Trust

On the Effective Date or as soon thereafter as is reasonably practicable, at the sole cost and expense of the Asbestos Personal Injury Trust (which cost and expense shall be reasonable) and in accordance with written instructions provided to the Reorganized Debtors by the Asbestos Personal Injury Trust, the Reorganized Debtors shall transfer and assign, or cause to be transferred and assigned, to the Asbestos Personal Injury Trust copies of those books and records that are necessary for the defense of Asbestos Personal Injury Claims, including without limitation the historical asbestos personal injury claims database maintained by the Debtors, deposition transcripts, product identification evidence, claims settlement and payment information, and indexes and summaries relating to any such documents. These books and records shall not include documents that were made part of the record at the estimation trial because such documents are publicly available. Pursuant to the Plan and the Confirmation Order, to the extent the Debtors or Reorganized Debtors, as applicable, provide any privileged books and records, such transfer shall not result in the destruction or waiver of any applicable privileges pertaining to such books and records. If the preservation of privilege pertaining to such books and records is challenged or disapproved by the Bankruptcy Court or the District Court and if the Asbestos Personal Injury Trust determines that it needs access to such information, the Reorganized Debtors will, at the sole cost and expense of the Asbestos Personal Injury Trust (which cost and expense shall be reasonable), retain the books and records and enter into arrangements to permit the Asbestos Personal Injury Trust to have access to such books and records, to the extent such access does not result in the destruction or waiver of any applicable privileges. Further, pursuant to the Plan and the Confirmation Order, none of the Debtors, the Reorganized Debtors, International, or any of International’s affiliates shall be liable for violating any confidentiality or privacy protections as a result of transferring the books and records to the Asbestos Personal Injury Trust, and the Asbestos Personal Injury Trust shall, upon receipt of the books and records, take appropriate steps to comply with any such applicable protections. If the Asbestos Personal Injury Trust does not issue written instructions for the transfer or retention of such books and records within 180 days after the Effective Date, or if the Asbestos Personal Injury Trust so requests, the Reorganized Debtors may (and shall, if the Asbestos Personal Injury Trust so requests, but at the sole cost and expense of the Asbestos Personal Injury Trust (which cost and expense shall be reasonable) and subject to the Reorganized Debtors’ right to retain books and records it needs to preserve), destroy any such books and records, and the order of the Bankruptcy Court or the District Court entered during the Reorganization Cases with respect to the retention of books and records shall be deemed superseded by this section of the Plan.

2. Funding the Asbestos Personal Injury Trust

a. SPHC Initial Payment

On the Effective Date, one or more of the SPHC Parties and/or International on behalf of and as a contribution to such SPHC Parties will pay an aggregate of $447.5 million in cash to the Asbestos Personal Injury Trust. Such payment shall be deposited into the SPHC Trust Account.

b. SPHC Payment Note

On the Effective Date, the SPHC Parties and International, as co-obligors, shall issue the SPHC Payment Note. All payments made under the SPHC Payment Note shall be deposited into the SPHC Trust Account.

c. SPHC Registration Rights Agreement

The SPHC Registration Rights Agreement shall be finalized and executed by the parties thereto at least 30 days prior to the date of a scheduled principal payment to the Asbestos Personal Injury Trust under the SPHC Payment Note if International intends to make such payment, at least in part, in the form of common stock of International.

d. NMBFiL Initial Payment

On the Effective Date, NMBFiL and/or International on behalf of and as a contribution to NMBFiL shall pay an aggregate of $2.45 million in cash to the Asbestos Personal Injury Trust. Such payment shall be deposited into the NMBFiL Trust Account.

e. NMBFiL Payment Note

On the Effective Date, NMBFiL and International, as co-obligors, shall issue the NMBFiL Payment Note. All payments made under the NMBFiL Payment Note shall be deposited in the NMBFiL Trust Account.

f. Interest Trigger Date

If the Effective Date does not occur prior to October 31, 2015, (1) the aggregate funding amount of $795 million provided for in Section IV.I.2.a. and b. and (2) the aggregate funding amount of $2.5 million provided for in Section IV.I.2.d. and e., shall be deemed to accrue simple interest at the rate of 3.45 percent per annum from and after October 31, 2015 through the Effective Date. Such deemed accrued interest shall be added to each of such funding amounts based on the proportion of each funding amount to the total funding amount.

3. Assumption of Certain Liability and Responsibility by the Asbestos Personal Injury Trust

In consideration for the property transferred to the Asbestos Personal Injury Trust pursuant to Sections IV.I.2. and I.3. and in furtherance of the purposes of the Asbestos Personal Injury Trust and the Plan, the Asbestos Personal Injury Trust shall assume all liability and responsibility, financial and otherwise, for all Asbestos Personal Injury Claims, and the Reorganized Debtors and the Protected Parties shall have no liability or responsibility, financial or otherwise, therefor. Except as otherwise provided in the Plan, the Asbestos Personal Injury Trust Agreement and the Asbestos Personal Injury Trust Distribution Procedures, the Asbestos Personal Injury Trust shall have all defenses, cross-claims, offsets and recoupments, as well as rights of indemnification, contribution, subrogation and similar rights, regarding such Asbestos Personal Injury Claims that the Debtors or the Reorganized Debtors have or would have had under applicable law.

4. Indemnification by the Asbestos Personal Injury Trust

a. The Asbestos Personal Injury Trust shall protect, defend, indemnify and hold harmless each NMBFiL Protected Party from and against any NMBFiL Asbestos Personal Injury Claim; provided, however, payment of any and all NMBFiL Protected Party Indemnification Claims, which include defense and other related fees and costs, may only be made from funds in the NMBFiL Trust Account. Notwithstanding the forgoing, International and its direct and indirect subsidiaries may not assert any claim against the Asbestos Personal Injury Trust or the NMBFiL Trust Account for contribution, reimbursement, subrogation or indemnification on account of or with respect to (i) any NMBFiL Asbestos Personal Injury Claim or NMBFiL Asbestos Personal Injury Indirect Claim paid by the Debtors or International, and its direct and indirect subsidiaries, prior to NMBFiL’s Petition Date, or (ii) the funding of the Asbestos Personal Injury Trust or NMBFiL Trust Account by the Debtors or International.

b. The Asbestos Personal Injury Trust shall protect, defend, indemnify and hold harmless each SPHC Protected Party from and against any SPHC Asbestos Personal Injury Claim; provided, however, payment of any and all SPHC Protected Party Indemnification Claims, which include defense and other related fees and costs, may only be made from funds in the SPHC Trust Account. Notwithstanding the forgoing, International and its direct and indirect subsidiaries may not assert any claim against the Asbestos Personal Injury Trust or the SPHC Trust Account for contribution, reimbursement, subrogation or indemnification on account of or with respect to (i) any SPHC Asbestos Personal Injury Claim or SPHC Asbestos Personal Injury Indirect Claim paid by the Debtors or International, and its direct and indirect subsidiaries, prior to the SPHC Parties’ Petition Date, or (ii) the funding of the Asbestos Personal Injury Trust or SPHC Trust Account by the Debtors or International.

5. Authority of the Debtors

Effective on the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary or appropriate to enable the Reorganized Debtors to implement effectively the provisions of the Plan and the Asbestos Personal Injury Trust Agreement.

J.	Preservation of Rights of Action; Settlement of Claims and Releases

1. Preservation of Rights of Action by the Debtors and the Reorganized Debtors

Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code and to the fullest extent possible under applicable law, the Reorganized Debtors shall retain and may enforce, and shall have the sole right to enforce, any claims, demands, rights and causes of action that any Debtor or Estate may hold against any Entity, including any Recovery Actions. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successors holding such claims, demands, rights or causes of action. Further, the Reorganized Debtors retain their right to File and pursue, and shall have the sole right to File and pursue, any adversary proceedings against any trade creditor or vendor related to debit balances or deposits owed to any Debtor.

2. Settlement of Certain Estate Claims

a. Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, any and all claims against the SPHC Released Parties that are or would have been property of any of the SPHC Parties’ Estates or could have been brought by any of the SPHC Parties’ Estates, including without limitation Recovery Actions and any claims based upon a legal or equitable theory of liability in the nature of veil piercing, alter ego, successor liability, vicarious liability, fraudulent transfer, malpractice, breach of fiduciary duty, waste, fraud or conspiracy, except for Intercompany Claims, shall be deemed settled, released and extinguished. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims and the Bankruptcy Court’s finding that such compromise or settlement is in the best interest of the SPHC Parties, the Reorganized SPHC Parties and their respective Claim and Interest holders and is fair, equitable and reasonable.

b. Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, any and all claims against the NMBFiL Protected Parties that are or would have been property of NMBFiL’s Estate or could have been brought by NMBFiL’s Estate, including without limitation Recovery Actions and any claims based upon a legal or equitable theory of liability in the nature of veil piercing, alter ego, successor liability, vicarious liability, fraudulent transfer, malpractice, breach of fiduciary duty, waste, fraud or conspiracy, except for Intercompany Claims, shall be deemed settled, released and extinguished. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims and the Bankruptcy Court’s finding that such compromise or settlement is in the best interest of NMBFiL, Reorganized NMBFiL and their respective Claim and Interest holders and is fair, equitable and reasonable.

c. Pursuant to Bankruptcy Rule 9019 and in consideration for the releases and other benefits provided under the Plan, any and all claims against the holders of Asbestos Personal Injury Claims who received payments in respect of their claims from the SPHC Parties, International, or any predecessor or affiliate of the SPHC Parties or International prior to Petition Date, and their professionals (but only with respect to their representation of or work for such holders in connection with such payments), that are or would have been property of any of the SPHC Parties’ Estates or could have been brought by any of the SPHC Parties’ Estates or any SPHC Protected Party, including without limitation Recovery Actions, and any claims based upon a legal or equitable theory of liability, in each case arising out of, based upon or resulting from payments to holders of Asbestos Personal Injury Claims from the SPHC Parties, International or any predecessor or affiliate of the SPHC Parties or International prior to Petition Date, shall be deemed settled, released and extinguished. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims and the Bankruptcy Court’s finding that such compromise or settlement is in the best interest of the SPHC Parties, the Reorganized SPHC Parties and their respective Claim and Interest holders and is fair, equitable and reasonable.

3. Releases

a. General Releases of Debtors and Reorganized Debtors

Except as otherwise expressly set forth in the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors are released from all claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, arising out of, based upon or resulting from, directly or indirectly, in whole or in part, any act, omission, transaction or other occurrence taking place on or prior to the Effective Date.

b. Release by the Debtors, Reorganized Debtors and International

1. Without limiting any other provision of the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their respective affiliates, Estates and successors and assigns, and any and all Entities who may purport to claim by, through, for or because of them, shall be deemed to forever release, waive and discharge all claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, against each of the present and former directors, officers, employees, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents of the Debtors, and the DIP Lender, in each case acting in such capacity, arising out of, based upon or resulting from, directly or indirectly, in whole or in part, any act, omission, transaction or other occurrence taking place on or prior to the Effective Date and in any way relating to the Reorganization Cases or the Plan, except for the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

2. Without limiting any other provision of the Plan, as of the Effective Date, the SPHC Parties, the Reorganized SPHC Parties and International, on behalf of themselves and their respective affiliates, Estates and successors and assigns, and any and all Entities who may purport to claim by, through, for or because of them, shall be deemed to forever release, waive and discharge all claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, against holders of Asbestos Personal Injury Claims who received payments in respect of their claims from the SPHC Parties, International, or any predecessor or affiliate of the SPHC Parties or International prior to Petition Date, and their professionals (but only with respect to their representation of or work for such holders in connection with such payments), including without limitation Recovery Actions, in each case arising out of, based upon or resulting from payments to holders of Asbestos Personal Injury Claims from the SPHC Parties, International or any predecessor or affiliate of the SPHC Parties or International prior to Petition Date.

c. General Releases by Holders of Claims or Interests

Without limiting any other provision of the Plan or the Bankruptcy Code, as of the Effective Date, in consideration for, among other things, the obligations of the Debtors and the Reorganized Debtors under the Plan, each holder of a Claim or Interest that votes in favor of the Plan or is deemed to accept the Plan shall be deemed to forever release, waive and discharge all claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, against any of the Parties or any Reorganized Debtor, or any of their respective present or former directors, officers, employees, members, subsidiaries, predecessors, successors, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, or the DIP Lender, in each case acting in such capacity, arising out of, based upon or resulting from, directly or indirectly, in whole or in part, any act, omission, transaction or other occurrence taking place on or prior to the Effective Date and in any way relating to the Reorganization Cases or the Plan (which release shall be in addition to the discharge of Claims provided herein and under the Confirmation Order and the Bankruptcy Code).

Notwithstanding any provision of the Plan to the contrary, any non-asbestos-related indemnity obligations owed by International to 3M Company, pursuant to the asset purchase agreement dated November 2, 2007 among Bondo Corporation, International, 3M Company and 3M Innovative Properties Company, shall not be released but shall remain in full force and effect after the Effective Date of the Plan.

Notwithstanding any provision of the Plan to the contrary, no provision of the Plan or the Confirmation Order shall (i) modify or affect any pension plan covered by Title IV of the Employment Retirement Income Security Act of 1974, as amended, or (ii) discharge, release, waive or affect the liabilities or responsibilities of any party with respect thereto, except that claims with respect to the pension plans that arise against the Debtors on or before Confirmation of the Plan shall be discharged in accordance with the terms of the Plan and the Confirmation Order. Except with respect to discharged claims as described in the previous sentence, the pension plans and the Pension Benefit Guaranty Corporation shall not be enjoined or precluded from enforcing such liabilities or responsibilities as a result of any provision of the Plan or the Confirmation Order.

d. Injunction Related to Releases

As further provided in Section IX.B.1.b., the Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively or otherwise, of any claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action and liabilities released pursuant to the Plan.

K.	Release of Encumbrances

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article III, all Encumbrances against the property of any Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such Encumbrances, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns.

L.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes

Each officer of each Debtor and Reorganized Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements and documents and take such actions as may be necessary or appropriate to effect and implement the provisions of the Plan, including the Restructuring Transactions provisions of Section IV.B. The secretary or any assistant secretary of each Debtor or Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(a) of the Bankruptcy Code, the following shall not be subject to any stamp Tax or similar Tax: (1) the creation of any Encumbrances; (2) the making or assignment of any lease or sublease; (3) the execution and implementation of the Asbestos Personal Injury Trust Agreement, including the creation of the Asbestos Personal Injury Trust and any transfers to or by the Asbestos Personal Injury Trust; (4) any Restructuring Transaction; or (5) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments, applications, certificates or statements executed or filed in connection with any of the foregoing or pursuant to the Plan.

M.	Compliance with QSF Regulations

The Debtors and the Reorganized Debtors shall take all actions required of them as “transferor,” and the Asbestos Personal Injury Trustees shall take all actions required of them as “administrator,” pursuant to Treasury Regulations promulgated under section 468B of the Internal Revenue Code. Pursuant to such Treasury Regulations, the Asbestos Personal Injury Trustees as “administrator” shall be responsible for all tax reporting and withholding requirements in respect of distributions made from the Asbestos Personal Injury Trust.

ARTICLE V

TREATMENT OF EXECUTORY

CONTRACTS AND UNEXPIRED LEASES

A.	Executory Contracts and Unexpired Leases to Be Assumed

1. Assumption Generally

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, including the Restructuring Transactions provisions of Section IV.B., on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Reorganized Debtor shall assume each of its respective Executory Contracts and Unexpired Leases other than those listed on Exhibit V.C; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit V.C to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its assumption pursuant hereto; or (b) add any Executory Contract or Unexpired Lease to Exhibit V.C, thus providing for its rejection pursuant to this Section V.A.1. The Debtors shall provide notice of any amendments to Exhibit V.C to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Reorganization Cases. Nothing herein shall constitute an admission by a Debtor or Reorganized Debtor that any contract or lease is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.

2. Assumptions of Executory Contracts and Unexpired Leases

Each Executory Contract or Unexpired Lease assumed under Section V.A.1. shall include any modifications, amendments, supplements or restatements to such contract or lease.

3. Approval of Assumptions and Assumption Procedures

The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions described in Section V.A.1., pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The procedures for assumption of an Executory Contract or Unexpired Lease are as follows:

a. After the entry of the Confirmation Order, the Debtors shall serve upon each party to an Executory Contract or Unexpired Lease being assumed pursuant to the Plan notice of: (i) the contract or lease being assumed or assumed and assigned; (ii) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; and (iii) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Amount Claim.

b. Any Entity wishing to object to (i) the proposed assumption of an Executory Contract or Unexpired Lease under the Plan or (ii) the proposed amount of the related Cure Amount Claim must File and serve on counsel to the Debtors a written objection setting forth the basis for the objection within 20 days of service of the notice described in Section V.A.3.a.

c. If no objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease: (i) the proposed assumption of the Executory Contract or Unexpired Lease shall be approved in accordance with the Plan and the Confirmation Order, effective as of the Effective Date, without further action of the Bankruptcy Court; and (ii) the Cure Amount Claim identified by the Debtors in the notice shall be fixed and shall be paid in accordance with the Plan on or after the Effective Date, without further action of the Bankruptcy Court, to the appropriate contract or lease party identified on the notice.

d. If an objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the Debtors or Reorganized Debtors, as applicable, and the objecting party may resolve such objection by stipulation, without further action of the Bankruptcy Court.

e. If an objection to the proposed assumption or Cure Amount Claim is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease and the parties are unable to resolve such objection: (i) the Debtors or Reorganized Debtors may File a reply to such objection no later than 30 days after the Filing and service of such objection and ask the Bankruptcy Court to schedule a hearing on the particular objection and the related reply at an appropriate time; or (ii) the Debtors or Reorganized Debtors, as applicable, may designate the Executory Contract or Unexpired Lease underlying such objection for rejection pursuant to Section V.C. and amend Exhibit V.C. accordingly.

B.	Payments Related to the Assumption of Executory Contracts and Unexpired Leases

To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or Reorganized Debtor assuming such contract or lease or the assignee of such Debtor or Reorganized Debtor, if any: (1) by payment of the Cure Amount Claim in cash on the Effective Date or (2) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (1) the amount of any Cure Amount Claim; (2) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (3) any other matter pertaining to assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default (1) by treating such amount as either a direct or indirect contribution to capital or Distribution (as appropriate) or (2) through an intercompany account balance in lieu of payment in cash.

C.	Executory Contracts and Unexpired Leases to Be Rejected and Rejection Procedures

On the Effective Date, each Executory Contract and Unexpired Lease listed on Exhibit V.C shall be rejected pursuant to section 365 of the Bankruptcy Code. Each contract and lease listed on Exhibit V.C shall be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit V.C shall not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date. The appropriate procedures for rejection of an Executory Contract or Unexpired Lease are as follows:

1. After the entry of the Confirmation Order, the Debtors shall serve upon each party to an Executory Contract or Unexpired Lease being rejected pursuant to the Plan notice of such proposed rejection.

2. Any Entity wishing to object to the proposed rejection of an Executory Contract or Unexpired Lease under the Plan must File and serve on counsel to the Debtors a written objection setting forth the basis for the objection within 20 days of service of the notice described in Section V.C.1.

3. If no objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the proposed rejection of the applicable Executory Contract or Unexpired Lease shall be approved in accordance with the Plan and the Confirmation Order, effective as of the Effective Date, without further action of the Bankruptcy Court.

4. If an objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease, the Debtors or Reorganized Debtors, as applicable, and the objecting party may resolve such objection by stipulation, without further action of the Bankruptcy Court.

5. If an objection to the proposed rejection is properly Filed and served prior to the objection deadline with respect to an Executory Contract or Unexpired Lease and the parties are unable to resolve such objection, the Debtors or Reorganized Debtors, as applicable, may File a reply to such objection no later than 30 days after the Filing and service of such objection and ask the Bankruptcy Court to schedule a hearing on the particular objection and the related reply at an appropriate time.

D.	Obligations to Indemnify Directors, Officers and Employees

The obligations of each Debtor or Reorganized Debtor to indemnify any individual serving as one of its directors, officers or employees prior to or following the Petition Date by reason of such individual’s prior or future service in such a capacity or as a director, officer or employee of any Debtor or other Entity, to the extent provided in the applicable Certificate of Incorporation or By-Laws, by statutory law or by written agreement, policies or procedures of or with such Debtor, shall be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

E.	Contracts and Leases Entered Into After the Petition Date

Notwithstanding any other provision of the Plan, and subject to the Restructuring Transactions provisions of Section IV.B., contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, shall be performed by the Debtor or Reorganized Debtor liable thereunder in accordance with the terms and conditions of such contracts and leases in the ordinary course of its business. Accordingly, such contracts and leases and other obligations (including any assumed Executory Contracts and Unexpired Leases) shall survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan (including with respect to Asbestos Personal Injury Claims), Distributions to be made on the Effective Date to holders of Claims that are Allowed Claims as of the Effective Date shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (1) 60 days after the Effective Date or (2) such later date when the applicable conditions of Section V.B. (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.D.2. (regarding undeliverable Distributions) or Section VI.G.3. (regarding compliance with Tax requirements) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to Section VI.G.2. Any Claim that is disallowed by order of the Bankruptcy Court (or the District Court) prior to the Effective Date shall be deemed expunged (to the extent not already expunged) as of the Effective Date without the necessity for further Bankruptcy Court approval and the holder of any such Claim shall not be entitled to any Distribution under the Plan.

B.	Method of Distributions to Holders of Claims

The Reorganized Debtors or such Third Party Disbursing Agents as the Reorganized Debtors may employ in their sole discretion shall make all Distributions of cash and other instruments or documents required under the Plan. Each Disbursing Agent shall serve without bond, and any Disbursing Agent may employ or contract with other Entities to assist in or make the Distributions required by the Plan.

C.	Compensation and Reimbursement for Services Related to Distributions

Each Third Party Disbursing Agent providing services related to Distributions pursuant to the Plan shall receive from the Reorganized Debtors, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed to with the Reorganized Debtors and shall not be deducted from Distributions to be made pursuant to the Plan to holders of Allowed Claims receiving Distributions from a Third Party Disbursing Agent.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1. Delivery of Distributions

Except for Asbestos Personal Injury Claims, Distributions to holders of Allowed Claims shall be made by a Disbursing Agent (a) at the addresses set forth on the respective proofs of Claim Filed by holders of such Claims; (b) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim; or (c) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

2. Undeliverable Distributions Held by Disbursing Agents

a. Holding and Investment of Undeliverable Distributions

If any Distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further Distributions shall be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder’s then-current address. Undeliverable Distributions shall remain in the possession of the applicable Disbursing Agent pursuant to this Section VI.D.2.a. until such time as a Distribution becomes deliverable. Undeliverable cash shall be held in segregated bank accounts in the name of the applicable Disbursing Agent for the benefit of the potential claimants of such funds. Any Disbursing Agent holding undeliverable cash shall invest such cash in a manner consistent with the Reorganized Debtors’ investment and deposit guidelines.

b. After Distributions Become Deliverable

On each Quarterly Distribution Date, the applicable Disbursing Agents shall make all Distributions that become deliverable to holders of Allowed Claims (other than Asbestos Personal Injury Claims) during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent.

c. Failure to Claim Undeliverable Distributions

Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable Distribution to be made by a Disbursing Agent within one year after the later of (i) the Effective Date and (ii) the last date on which a Distribution was attempted to be made to such holder shall have its claim for such undeliverable

Distribution discharged and shall be forever barred from asserting any such claim against the Reorganized Debtors or their respective property. Unclaimed Distributions shall become property of the respective Reorganized Debtor, free of any restrictions thereon, including the right of any state or other government to escheat such property, and any such Distributions held by a Third Party Disbursing Agent shall be returned to the applicable Reorganized Debtor. Nothing contained in the Plan shall require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim.

E.	Distribution Record Date

1. No Recognition of Transfers after the Distribution Record Date

A Disbursing Agent shall have no obligation to recognize the transfer of, or the sale of any participation in, any Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make Distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.

2. Treatment of Certain Transfers

Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date shall be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

F.	Means of Cash Payments

Except as otherwise specified herein, cash payments made pursuant to the Plan to holders of Claims shall be in U.S. currency by checks drawn on a domestic bank selected by the Reorganized Debtors or International, as applicable, or, at the option of the Reorganized Debtors or International, as applicable, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Claims may be made, at the option of the Reorganized Debtors or International, as applicable, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

G.	Timing and Calculation of Amounts to Be Distributed

1. Timing of Distributions Under the Plan

Except with respect to the SPHC Initial Payment and the NMBFiL Initial Payment, which shall be made on the Effective Date, any Distribution to be made by any Debtor or Reorganized Debtor pursuant to the Plan shall be deemed to have been timely made if made within 60 days after the time therefor specified in the Plan. Except as otherwise provided in the Plan, no interest shall accrue or be paid with respect to any Distribution as a consequence of such Distribution not having been made on the Effective Date.

2. Allowed Claims

On the Effective Date, each holder of an Allowed Claim (other than an Asbestos Personal Injury Claim) shall receive the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class. On each Quarterly Distribution Date, Distributions also shall be made pursuant to Section VII.C. to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent. Such quarterly Distributions also shall be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

3. Compliance with Tax Requirements

a. Withholding and Reporting

In connection with the Plan, to the extent applicable, each Disbursing Agent shall comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision of the Plan to the contrary, each Disbursing Agent shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including applying a portion of any cash Distribution to be made under the Plan to pay applicable Tax withholding, requiring Claim holders to submit appropriate certifications or establishing other mechanisms such Disbursing Agent believes are reasonable and appropriate. To the extent that any Claim holder fails to submit appropriate certifications required by a Disbursing Agent or to comply with any other mechanism established by a Disbursing Agent to comply with Tax withholding requirements, such Claim holder’s Distribution may, in such Disbursing Agent’s reasonable discretion, be deemed undeliverable and subject to Section VI.D.2.

b. Backup Withholding

Without limiting the generality of the foregoing, in accordance with the Internal Revenue Code’s backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to Distributions made pursuant to the Plan, unless the holder (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides at the applicable Disbursing Agent’s request a completed IRS Form W-9 (or substitute therefor) on which the holder includes a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Among other things, to receive any post-petition interest, if requested by a Disbursing Agent, a holder of an Allowed Claim shall be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding. Non-U.S. Allowed Claim holders may be required by the applicable Disbursing Agent to provide a completed IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable Form W-8 or successor form), to establish an exemption from or a treaty-reduced rate of withholding on interest distributed pursuant to the Plan. Unless a Disbursing Agent, in its discretion, determines otherwise, no Distributions on account of post-petition interest shall be made to a holder of an Allowed Claim until such time as the holder of such Claim establishes exemption from withholding or provides the applicable IRS Form.

c. Obligations of Distribution Recipients

Notwithstanding any other provision of the Plan, each Entity receiving a Distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such Distribution, including income, withholding and other Tax obligations.

4. Compliance with Domestic Relations Orders

In connection with the Plan, each Disbursing Agent may allocate and make Distributions in compliance with applicable wage garnishment, alimony, child support and similar domestic relations orders.

H.	Setoffs

Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Reorganized Debtors or, as instructed by the applicable Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the Distributions to be made pursuant to the Plan on account of such Claim (before any Distribution is made on account of such Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claim, right or cause of action that the Debtor or Reorganized Debtor may possess against such a Claim holder.

I.	Allocation of Payments

Amounts paid to holders of Claims in satisfaction thereof shall be allocated first to the principal amounts of such Claims, with any excess being allocated to accrued but unpaid interest on such Claims.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Prosecution of Objections to Claims

1. Objections to Claims

Objections to Claims (other than Asbestos Personal Injury Claims) must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Reorganization Cases. If an objection has not been Filed to a proof of Claim or an amendment has not been made to the Schedules with respect to a scheduled Claim by the Claims Objection Bar Date, the Claim to which the proof of Claim or Schedules relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

2. Authority to Prosecute Objections

After the Effective Date, the Reorganized Debtors shall have the authority to File (if applicable), settle, compromise, withdraw or litigate to judgment objections to all Claims (other than Asbestos Personal Injury Claims), including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, the Reorganized Debtors may settle, compromise or otherwise resolve any Disputed Claim or any objection or controversy relating to any Claim without approval of the Bankruptcy Court.

3. Authority to Amend Schedules

The Debtors or the Reorganized Debtors shall have the authority to amend the Schedules with respect to any Claim and to make Distributions based on such amended Schedules without approval of the Bankruptcy Court. If any such amendment to the Schedules reduces the amount of a Claim or changes the nature or priority of a Claim, the Debtor or Reorganized Debtor shall provide the holder of such Claim with notice of such amendment and such holder shall have 20 days to File an objection to such amendment with the Bankruptcy Court. If no such objection is Filed, the Debtor or Reorganized Debtor may proceed with Distributions based on such amended Schedules without approval of the Bankruptcy Court.

B.	Treatment of Disputed Claims

Notwithstanding any other provision of the Plan, no payments or Distributions shall be made on account of a Disputed Claim until such Claim becomes an Allowed Claim.

C.	Distributions on Account of Disputed Claims Once Allowed

On each Quarterly Distribution Date, the applicable Disbursing Agent shall make all Distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent. Such Distributions shall be made pursuant to the provisions of the Plan governing the applicable Class.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions to Confirmation

The following shall be conditions to Confirmation unless such conditions shall have been duly waived pursuant to Section VIII.C.:

1. The Confirmation Order shall have been entered by the Bankruptcy Court and the District Court acting jointly, or by the Bankruptcy Court or the District Court acting separately (and, if the Confirmation Order is entered separately by the Bankruptcy Court, shall have been fully affirmed by the District Court), and shall be reasonably acceptable in form and substance to the Parties.

2. The Trust Documents shall be (a) acceptable in all respects to the Asbestos Personal Injury Committee and the Future Claimants’ Representative and (b) consistent with section 524(g) of the Bankruptcy Code and the terms of the Plan. All Exhibits to the Plan drafted by the Debtors shall be in form and substance reasonably acceptable to the Parties.

3. The Bankruptcy Court and the District Court acting jointly, or the Bankruptcy Court or the District Court acting separately shall have made the following findings, each of which shall be contained in the Confirmation Order and each of which, if the Confirmation Order is entered separately by the Bankruptcy Court, shall be fully affirmed by the District Court:

a. The Asbestos Permanent Channeling Injunctions are to be implemented in connection with the Plan and the Asbestos Personal Injury Trust.

b. The Asbestos Personal Injury Trust, as of the Effective Date, shall assume all liability and responsibility, financial and otherwise, for all Asbestos Personal Injury Claims, and, upon such assumption, no Protected Party shall have any liability or responsibility, financial or otherwise, therefor.

c. As of the Petition Date, each Debtor had been named as a defendant in a personal injury or wrongful death action seeking recovery for damages allegedly caused by the presence of, or exposure to, asbestos or asbestos-containing products.

d. The Asbestos Personal Injury Trust will be funded in whole or in part by securities of the Reorganized Debtors and by the obligation of the Reorganized Debtors to make future payments, which payments may be funded by contributions from International to the Reorganized Debtors.

e. The Asbestos Personal Injury Trust, by the exercise of rights granted under the Plan, would be entitled to own, if specified contingencies occur, a majority of the voting shares of each of the Reorganized Debtors.

f. The Asbestos Personal Injury Trust shall use its assets or income to pay Asbestos Personal Injury Claims, including Demands.

g. Each of the Debtors is likely to be subject to substantial future Demands for payment arising out of the same or similar conduct or events that gave rise to the Claims that are addressed by the Asbestos Permanent Channeling Injunctions.

h. The actual amounts, numbers and timing of such future Demands cannot be determined.

i. Pursuit of such Demands outside the procedures prescribed by the Plan is likely to threaten the Plan’s purpose to deal equitably with Claims and future Demands.

j. The terms of the Asbestos Permanent Channeling Injunctions, including any provisions barring actions against third parties pursuant to section 524(g)(4)(A) of the Bankruptcy Code, are set out in the Plan.

k. For each Debtor, the Plan establishes, in Class 4a (SPHC Asbestos Personal Injury Claims) and Class 4b (NMBFiL Asbestos Personal Injury Claims), a separate class of the claimants whose Claims are to be addressed by the Asbestos Personal Injury Trust.

l. Each of Class 4a (SPHC Asbestos Personal Injury Claims) and Class 4b (NMBFiL Asbestos Personal Injury Claims) has voted, by at least 75% of those voting, in favor of the Plan.

m. Pursuant to court orders or otherwise, the Asbestos Personal Injury Trust shall operate through mechanisms, such as structured, periodic or supplemental payments, pro rata distributions, matrices or periodic review of estimates of the numbers and values of Asbestos Personal Injury Claims, that provide reasonable assurance that the Asbestos Personal Injury Trust shall value, and be in a financial position to pay, Asbestos Personal Injury Claims, including Demands, in substantially the same manner.

n. Each Protected Party is identifiable from the terms of the Asbestos Permanent Channeling Injunctions by name or as part of an identifiable group, and each Protected Party is or may be alleged to be directly or indirectly liable for the conduct of, Claims against or Demands on a Debtor to the extent that such alleged liability arises by reason of one or more of the following:

i. such Entity’s ownership of a financial interest in any Debtor, Reorganized Debtor, any past or present Affiliate of any Debtor or Reorganized Debtor, or any predecessor in interest of any Debtor or Reorganized Debtor;

ii. such Entity’s involvement in the management of any Debtor, Reorganized Debtor or predecessor in interest of any Debtor or Reorganized Debtor;

iii. such Entity’s service as an officer, director or employee of any Debtor, Reorganized Debtor, any past or present Affiliate of any Debtor or Reorganized Debtor, or any predecessor in interest of any Debtor or Reorganized Debtor or Entity that owns or at any time has owned a financial interest in any Debtor, Reorganized Debtor, any past or present Affiliate of any Debtor or Reorganized Debtor, or any predecessor in interest of any Debtor or Reorganized Debtor; or

iv. such Entity’s involvement in a transaction changing the corporate structure, or in a loan or other financial transaction affecting the financial condition, of any Debtor, Reorganized Debtor, any past or present Affiliate of any Debtor or Reorganized Debtor, or any predecessor in interest of any Debtor or Reorganized Debtor or Entity that owns or at any time has owned a financial interest in any Debtor, Reorganized Debtor, any past or present Affiliate of any Debtor or Reorganized Debtor, or any predecessor in interest of any Debtor or Reorganized Debtor, including (A) involvement in providing financing (debt or equity) or advice to an Entity involved in such a transaction or (B) acquiring or selling a financial interest in any Entity as part of such transaction.

o. The Future Claimants’ Representative was appointed as part of the proceedings leading to issuance of the Asbestos Permanent Channeling Injunctions for the purpose of protecting the rights of all persons, whether known or unknown, that might subsequently assert, directly or indirectly, against any Debtor an Asbestos Personal Injury Claim that is a Demand addressed in the Asbestos Permanent Channeling Injunctions and transferred to the Asbestos Personal Injury Trust.

p. Identifying each Protected Party (by name or as part of an identifiable group, as applicable) in the Asbestos Permanent Channeling Injunctions is fair and equitable with respect to individuals that might subsequently assert Demands against each such Protected Party, in light of the benefits provided, or to be provided, to the Asbestos Personal Injury Trust by or on behalf of any such Protected Party.

q. The Plan and the Asbestos Personal Injury Trust Documents comply with section 524(g) of the Bankruptcy Code in all respects.

r. The Plan and its Exhibits are a fair, equitable and reasonable resolution of the liability of the Debtors for the Asbestos Personal Injury Claims.

s. The Future Claimants’ Representative has adequately and completely fulfilled his duties, responsibilities and obligations as the representative for the individuals referred to in finding Section VIII.A.3.p. above in accordance with section 524(g) of the Bankruptcy Code.

t. Adequate and sufficient notice of the Plan and the Confirmation Hearing, as well as all deadlines for objecting to the Plan, has been given to (i) all known creditors and holders of Interests, (ii) parties that requested notice in accordance with Bankruptcy Rule 2002 (including the Asbestos Personal Injury Committee and the Future Claimants’ Representative), (iii) all parties to Unexpired Leases and Executory Contracts with the Debtors, (iv) all taxing authorities listed on the Debtors’ Schedules or in the Debtors’ Claims database, in each case, (v) the Department of the Treasury by service upon the District Director of the IRS, (vi) state attorney generals and state departments of revenue for states in which any of the Debtors have conducted business, and (vii) the Securities and Exchange Commission, (A) in accordance with the solicitation procedures governing such service and (B) in substantial compliance with Bankruptcy Rules 2002(b), 3017 and 3020(b). Such transmittal and service were adequate and sufficient to bind, among other parties, any holder of an Asbestos Personal Injury Claim, and no other or further notice is or shall be required.

5. The Bankruptcy Court and the District Court, as required, shall have entered the Asbestos Permanent Channeling Injunctions, which may be included in the Confirmation Order and which shall contain terms reasonably acceptable to the Parties.

B.	Conditions to the Effective Date

The Effective Date shall not occur and the Plan shall not be consummated unless and until each of the following conditions has been satisfied or duly waived pursuant to Section VIII.C.:

1. The District Court or the Bankruptcy Court and the District Court acting jointly shall have entered an order (contemplated to be part of the Confirmation Order) in form and substance reasonably acceptable to the Parties approving and authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to effectuate, implement and consummate the Plan and the Restructuring Transactions, including the execution, delivery and performance of contracts, instruments, releases and other agreements or documents created in connection with the Plan and the Restructuring Transactions.

2. The Confirmation Order has been entered by the Bankruptcy Court and the District Court acting jointly, or by the Bankruptcy Court or the District Court acting separately (and, if the Confirmation Order is separately entered by the Bankruptcy Court, has been fully affirmed by the District Court) and shall have become a Final Order.

3. The Confirmation Order and the Asbestos Permanent Channeling Injunctions shall be in full force and effect.

4. The Asbestos Personal Injury Trustees shall have been selected and shall have executed and delivered the Asbestos Personal Injury Trust Agreement.

5. Each of the documents and agreements contemplated by the provisions and Exhibits of the Plan to be executed and delivered as of the Effective Date shall have been fully executed and delivered in form and substance acceptable to the Debtors and shall be fully enforceable in accordance with their terms.

The Effective Date shall occur as of 12:01 a.m., prevailing Eastern Time on the date that the Debtors or Reorganized Debtors file a notice with the Bankruptcy Court stating that the Effective Date has occurred because each of the conditions to the Effective Date has been satisfied or waived in accordance with the Plan.

C.	Waiver of Conditions to Confirmation or the Effective Date

The conditions to Confirmation set forth in Section VIII.A. and the conditions to the Effective Date set forth in Section VIII.B. may be waived in whole or part in writing by the Debtors, subject to the consent of International, the Asbestos Personal Injury Committee and the Future Claimants’ Representative, at any time without an order of the Bankruptcy Court or the District Court. Confirmation and the Effective Date will occur irrespective of whether any claims allowance process or related litigation has been completed.

D.	Effect of Nonoccurrence of Conditions to the Effective Date

If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section VIII.C., then upon joint motion by the Debtors, International, the Asbestos Personal Injury Committee and the Future Claimants’ Representative made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to this Section VIII.D., (1) the Plan shall be null and void in all respects, including with respect to the discharge of Claims; and (2) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims by or against, or any Interest in, the Debtors or (b) prejudice in any manner the rights, including any claims or defenses, of the Parties or any other party in interest.

ARTICLE IX

DISCHARGE, INJUNCTION

AND SUBORDINATION RIGHTS

A.	Discharge of Claims

Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims, including any Asbestos Personal Injury Claims (other than Demands) and including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation shall, as of the Effective Date, discharge the Debtors from all Claims or other liabilities that arose on or before the Effective Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (b) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (c) the holder of a Claim based on such debt has accepted the Plan.

In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order shall be a judicial determination, as of the Effective Date, of a discharge of all Claims, including any Asbestos Personal Injury Claims (other than Demands), and other debts and liabilities against the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim, debt or liability.

Notwithstanding any provision of the Plan to the contrary, Confirmation shall not discharge the Debtors from any debt of a kind specified in 11 U.S.C. § 1141(d)(6).

B.	Injunctions

1. General Injunctions

a. No Actions on Account of Discharged Claims

Except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged pursuant to the terms of the Plan shall be permanently enjoined from taking any of the following actions on account of any such discharged Claim, debt or liability: (i) commencing or continuing in any manner any action or other proceeding against any Debtor or Reorganized Debtor, or any of its property, other than to enforce any right to a Distribution pursuant to the Plan; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any Debtor or Reorganized Debtor, or any of its property, other than as permitted pursuant to (i) above; (iii) creating, perfecting or enforcing any lien or encumbrance against any Debtor or Reorganized Debtor, or any of its property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any Debtor or Reorganized Debtor; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. Notwithstanding any provision in the Plan to the contrary, Section IX.B.1.a.(iv) of the Plan shall not apply to the California Franchise Tax Board.

b. No Actions on Account of Released Claims

As of the Effective Date, all Entities that have held, currently hold or may hold any claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action or liabilities that are released pursuant to the Plan shall be permanently enjoined from taking any of the following actions against any released Entity, or any of its property, on account of such released claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any Encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released Entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. Notwithstanding any other provision in the Plan, Section IX.B.1.b.(iv) of the Plan shall not apply to the California Franchise Tax Board.

c. Recipients of Distribution Deemed to Consent

By accepting Distributions pursuant to the Plan, each holder of an Allowed Claim receiving Distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in this Section IX.B.

2. Asbestos Permanent Channeling Injunctions

a. SPHC Asbestos Permanent Channeling Injunction

Pursuant to section 524(g) of the Bankruptcy Code, the Plan and the Confirmation Order shall permanently and forever stay, restrain and enjoin any Entity from taking any actions against any SPHC Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any SPHC Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related SPHC Asbestos Personal Injury Trust Distribution Procedures, including permanently and forever staying, restraining and enjoining any Entity from any of the following:

1. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against any SPHC Protected Party or any property or interests in property of any SPHC Protected Party;

2. enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any SPHC Protected Party or any property or interests in property of any SPHC Protected Party;

3. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any SPHC Protected Party or any property or interests in property of any SPHC Protected Party;

4. setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any SPHC Protected Party or any property or interests in property of any SPHC Protected Party; and

5. proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust Documents, except in compliance therewith.

b. NMBFiL Asbestos Permanent Channeling Injunction

Pursuant to section 524(g) of the Bankruptcy Code, the Plan and the Confirmation Order shall permanently and forever stay, restrain and enjoin any Entity from taking any actions against any NMBFiL Protected Party for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any NMBFiL Asbestos Personal Injury Claim, all of which shall be channeled to the Asbestos Personal Injury Trust for resolution as set forth in the Asbestos Personal Injury Trust Agreement and the related NMBFiL Asbestos Personal Injury Trust Distribution Procedures, including permanently and forever staying, restraining and enjoining any Entity from any of the following:

1. commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including a judicial, arbitral, administrative or other proceeding) in any forum against any NMBFiL Protected Party or any property or interests in property of any NMBFiL Protected Party;

2. enforcing, levying, attaching (including any prejudgment attachment), collecting or otherwise recovering by any means or in any manner, whether directly or indirectly, any judgment, award, decree or other order against any NMBFiL Protected Party or any property or interests in property of any NMBFiL Protected Party;

3. creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Encumbrance against any NMBFiL Protected Party or any property or interests in property of any NMBFiL Protected Party;

4. setting off, seeking reimbursement of, contribution from or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability owed to any NMBFiL Protected Party or any property or interests in property of any NMBFiL Protected Party; and

5. proceeding in any manner in any place with regard to any matter that is subject to resolution pursuant to the Asbestos Personal Injury Trust Documents, except in conformity and compliance therewith.

C.	Subordination Rights

The classification and manner of satisfying Claims and Interests under the Plan does not take into consideration subordination rights, and nothing in the Plan or Confirmation Order shall affect any subordination rights that a holder of a Claim may have with respect to any Distribution to be made pursuant to the Plan, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise.

ARTICLE X

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Reorganization Cases after the Effective Date as is legally permissible, including jurisdiction to:

1. Interpret, enforce and administer the Asbestos Personal Injury Trust Agreement;

2. Hear and determine any proceeding that involves the validity, applicability, construction, enforceability or modification of the Asbestos Permanent Channeling Injunctions or the application of section 524(g) of the Bankruptcy Code to the Asbestos Permanent Channeling Injunctions;

3. Hear and determine all objections to the termination of the Asbestos Personal Injury Trust;

4. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim (other than Asbestos Personal Injury Claims) or Interest, including the resolution of any request for payment of any Administrative Claim or the resolution of any objections to the allowance, priority or classification of Claims (other than Asbestos Personal Injury Claims) or Interests;

5. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

6. Resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

7. Ensure that Distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

8. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any application, involving the Debtors that may be pending on the Effective Date or brought thereafter;

9. Enter such orders as may be necessary or appropriate to effectuate, implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements and documents entered into or delivered in connection with the Plan or the Confirmation Order;

10. Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any Entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

11. Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code;

12. Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the effectuation, implementation, consummation or enforcement of the Plan or the Confirmation Order;

13. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or Distributions pursuant to the Plan are enjoined or stayed;

14. Determine any other matters that may arise in connection with or relate to the Plan, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan or the Confirmation Order;

15. Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes; and

16. Enter a final decree closing the Reorganization Cases.

Notwithstanding anything to the contrary in this Article X, the allowance of Asbestos Personal Injury Claims and the forum in which such allowance will be determined shall be governed by and in accordance with the Asbestos Personal Injury Trust Distribution Procedures.

ARTICLE XI

MISCELLANEOUS PROVISIONS

A.	Dissolution of the Asbestos Personal Injury Committee and Future Claimants’ Representative

On the Effective Date, the Asbestos Personal Injury Committee shall dissolve and the members of such committee shall be released and discharged from all duties and obligations arising from or related to the Reorganization Cases. Similarly, on the Effective Date, the Future Claimants’ Representative shall be deemed released and discharged from all duties and obligations from or related to the Reorganization Cases. Subject to Sections IV.K.2. and IV.L.3., the Professionals retained by the Asbestos Personal Injury Committee and the members thereof or by the Future Claimants’ Representative shall not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.e.ii.A.

B.	Limitation of Liability

1. Liability for Actions in Connection with the Reorganization Cases

The Debtors, the Reorganized Debtors, the Future Claimants’ Representative, the Asbestos Personal Injury Committee, the DIP Lender, International, and their respective directors, officers, employees, affiliates, subsidiaries, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity, shall neither have nor incur any liability to any Entity for any act taken or omitted to be taken in connection with, related to or arising out of the Reorganization Cases or the consideration, formulation, preparation, dissemination, Confirmation, effectuation, implementation or consummation of the Plan or any transaction proposed in connection with the Reorganization Cases or any contract, instrument, release or other agreement or document entered into or delivered, or any other act taken or omitted to be taken, in connection therewith; provided, however, that the foregoing provisions of this Section XI.B.1. shall have no effect on: (a) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; or (b) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

2. Rights of Action in Connection with the Reorganization Cases

Notwithstanding any other provision of this Plan, no holder of a Claim or Interest, no other party in interest and none of their respective directors, officers, employees, affiliates, subsidiaries, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives or agents shall have any right of action against any of the Debtors, the Reorganized Debtors, the Future Claimants’ Representative, the Asbestos Personal Injury Committee, the DIP Lender or International, or any of their respective directors, officers, employees, affiliates, subsidiaries, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents, acting in such capacity, for any act or omission in connection with, relating to or arising out of the Reorganization Cases or the consideration, formulation, preparation, dissemination, Confirmation, effectuation, implementation or consummation of the Plan or any transaction or document created or entered into, or any other act taken or omitted to be taken, in connection therewith, except for: (a) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; or (b) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

C.	Modification of the Plan and Exhibits

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend or modify the Plan and the Exhibits to the Plan at any time before its substantial consummation. In addition, any modification or amendment to the Plan or the Exhibits shall require the consent of International, the Asbestos Personal Injury Committee and the Future Claimants’ Representative.

D.	Headings

The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

E.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

F.	Service of Certain Plan Exhibits

Certain Exhibits are not being Filed or served with copies of the Plan. The Debtors shall File such Exhibits no later than 10 days before the deadline to object to Confirmation. Once Filed, the Debtors shall make available for review the relevant Exhibits on their web site at www.loganandco.com.

G.	Service of Documents

Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, the Reorganized Debtors, the Future Claimants’ Representative, the Asbestos Personal Injury Committee or the U.S. Trustee must be sent by overnight delivery service, courier service or messenger to:

1. The Debtors and the Reorganized Debtors

Daniel J. DeFranceschi

Paul N. Heath

Zachary I. Shapiro

RICHARDS, LAYTON & FINGER

920 North King Street, P.A.

Wilmington, Delaware 19801

and

Gregory M. Gordon

Dan B. Prieto

JONES DAY

2727 N. Harwood Street

Dallas, Texas 75201

2. Future Claimants’ Representative

Eric D. Green

Resolutions, LLC

125 High Street

Suite 2205

Boston, Massachusetts 02110

and

James L. Patton

Edwin J. Harron

YOUNG CONAWAY STARGATT & TAYLOR LLP

1000 North King Street, PO Box 391

Wilmington, Delaware 19801

3. The Asbestos Personal Injury Committee

Natalie D. Ramsey

Mark B. Sheppard

MONTGOMERY MCCRACKEN WALKER & RHOADS LLP

1105 North Market St., Suite 1500

Wilmington, Delaware 19801-1201

4. The U.S. Trustee

Richard L. Schepacarter

OFFICE OF THE UNITED STATES TRUSTEE

844 King Street, Room 2207, Lockbox 35

Wilmington, Delaware 19801

5. RPM International Inc.

Mark F. Rosenberg

Michael H. Torkin

SULLIVAN & CROMWELL LLP

125 Broad Street

New York, NY 10004

and

Gregory W. Werkheiser

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 North Market Street, 16th Floor

Wilmington, Delaware 19899

Dated: October 20, 2014	Respectfully submitted,

SPECIALTY PRODUCTS HOLDING CORP. (for itself and on behalf of Bondex International, Inc.)

	By:	/s/ Stephen J. Knoop
Stephen J. Knoop
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Counsel:	REPUBLIC POWDERED METALS, INC.

DANIEL J. DEFRANCESCHI (DE 2732)
PAUL N. HEATH (DE 3704)
ZACHARY I. SHAPIRO (DE 5103)	By:	/s/ Tracy D. Crandall
RICHARDS, LAYTON & FINGER		Tracy D. Crandall
One Rodney Square		ASSISTANT SECRETARY
920 North King Street, P.A.
Wilmington, Delaware 19801	NMBFiL, INC.
Telephone: (302) 651-7700

- and -	By:	/s/ Tracy D. Crandall
Tracy D. Crandall
GREGORY M. GORDON (TX 08435300)		SECRETARY
DAN B. PRIETO (TX 24048744)
JONES DAY
2727 N. Harwood Street
Dallas, Texas 75201
Telephone: (214) 220-3939

ATTORNEYS FOR DEBTORS